THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-56082
                  SUBJECT TO COMPLETION, DATED JANUARY 3, 2003

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 27, 2001)

                    [ENTERPRISE PRODUCTS PARTNERS L.P. LOGO]

                       ENTERPRISE PRODUCTS PARTNERS L.P.
                            11,000,000 COMMON UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS
--------------------------------------------------------------------------------

We are offering to sell 11,000,000 common units, including 1,000,000 common units to be offered to an entity controlled by Dan L. Duncan, the Chairman of our general partner. Our common units trade on the New York Stock Exchange under the symbol "EPD." The last reported sales price of our common units on the NYSE on January 2, 2003 was $19.49 per common unit.

INVESTING IN THE COMMON UNITS INVOLVES RISK. "RISK FACTORS" BEGIN ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

                                                             PER COMMON UNIT
                                                             ---------------        TOTAL
Public offering price......................................  $                  $
Underwriting discount(1)...................................  $                  $
Proceeds to Enterprise Products Partners (before
  expenses)................................................  $                  $

---------------

(1) The underwriters will receive no underwriting discount or commission on the sale of the 1,000,000 common units to be offered to an entity controlled by Dan L. Duncan.

We have granted the underwriters a 30-day option to purchase up to 1,650,000 common units on the same terms and conditions as set forth above to cover over-allotments of common units, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common
units on or about             , 2003.

--------------------------------------------------------------------------------

LEHMAN BROTHERS
      GOLDMAN, SACHS & CO.
          MORGAN STANLEY
                SALOMON SMITH BARNEY
                     UBS WARBURG
                           CREDIT SUISSE FIRST BOSTON
                                 DEUTSCHE BANK SECURITIES
                                     A.G. EDWARDS & SONS, INC.
                                          RAYMOND JAMES
                                              RBC CAPITAL MARKETS
                                                 SANDERS MORRIS HARRIS
               , 2003

          [ENTERPRISE PRODUCTS PARTNERS L.P. SYSTEM MAP APPEARS HERE]

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common units.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-1
Risk Factors................................................  S-10
Use of Proceeds.............................................  S-17
Price Range of Common Units and Distributions...............  S-17
Capitalization..............................................  S-18
Management..................................................  S-19
Tax Considerations..........................................  S-22
Underwriting................................................  S-23
Incorporation of Certain Documents by Reference.............  S-26
Legal Matters...............................................  S-26
Experts.....................................................  S-26
Index to Financial Statements...............................   F-1
                            PROSPECTUS
Forward-Looking Statements..................................     1
Where You Can Find More Information.........................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     2
Risk Factors................................................     4
Use of Proceeds.............................................     7
Ratio of Earnings to Fixed Charges..........................     7
Description of Debt Securities..............................     8
Description of Common Units.................................    20
Tax Considerations..........................................    28
Selling Unitholders.........................................    41
Plan of Distribution........................................    41
Legal Matters...............................................    43
Experts.....................................................    43

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read "Risk Factors" beginning on page S-10 of this prospectus supplement and on page 4 of the accompanying prospectus for more information about important risks that you should consider before buying common units in this offering. The information presented in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option. All references in this prospectus supplement to numbers of units, earnings per unit, unit price and per unit distribution levels give effect to our two-for-one unit split on May 15, 2002. All references in the accompanying prospectus to numbers of units, earnings per unit, unit price and per unit distribution levels do not give effect to the two-for-one unit split. Pro forma financial results presented in this prospectus supplement give effect to material acquisitions we completed in 2002 and the completion of our equity offering in October 2002. For a more complete explanation of our pro forma financial results, please read "Enterprise Products Partners L.P. Unaudited Pro Forma Consolidated Financial Statements" beginning on page F-2.

                       ENTERPRISE PRODUCTS PARTNERS L.P.

     We are a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas and natural gas liquids, or NGLs. NGLs are used by the petrochemical and refining industries to produce plastics, motor gasoline and other industrial and consumer products and also are used as residential, agricultural and industrial fuels. Our asset platform in the Gulf Coast region, combined with our recently acquired Mid-America and Seminole pipeline systems, creates the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America. We provide integrated services to our customers and generate fee-based cash flow from multiple sources along our natural gas and NGL "value chain."

     For the year ended December 31, 2001, we had revenues of $3.2 billion, gross operating margin of $376.8 million and net income of $242.2 million. On a pro forma basis for the year ended December 31, 2001, we had revenues of $4.0 billion, gross operating margin of $556.2 million and net income of $258.2 million. For the nine months ended September 30, 2002, we had revenues of $2.4 billion, gross operating margin of $200.6 million and net income of $40.0 million. On a pro forma basis for the nine months ended September 30, 2002, we had revenues of $2.6 billion, gross operating margin of $320.0 million and net income of $78.7 million. Our business has five reportable segments:

     Pipelines. Our Pipelines segment includes approximately 14,000 miles of NGL, petrochemical and natural gas pipelines located primarily in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. This segment also includes our storage and import/export terminalling businesses.

     Fractionation. Our Fractionation segment includes eight NGL fractionators, the largest commercial isomerization complex in the United States and four propylene fractionation facilities. NGL fractionators separate mixed NGL streams produced as by-products of natural gas production and crude oil refining into discrete NGL products: ethane, propane, isobutane, normal butane and natural gasoline. Our isomerization complex converts normal butane into mixed butane, which is subsequently fractionated into normal butane, isobutane and high purity isobutane. Our propylene fractionators separate refinery-sourced propane/propylene mix into propane, propylene and mixed butane.

     Processing. Our Processing segment is comprised of our natural gas processing business and related merchant activities. At the core of our natural gas processing business are 13 gas plants, located primarily in south Louisiana, that process raw natural gas into a product that meets pipeline and industry specifications by removing NGLs and impurities. In connection with our processing businesses, we receive a portion of the NGL production from these gas plants. This equity NGL production, together with the NGLs we purchase, supports the merchant activities included in this operating segment.

     Octane Enhancement and Other. Our Octane Enhancement segment consists of a 33.3% equity investment in Belvieu Environmental Fuels, or BEF, which owns a facility that produces motor gasoline additives used to enhance octane. Our Other segment consists primarily of fee-based marketing services.

     We completed the initial public offering of our common units in July 1998 at a price of $11.00 per unit. On November 12, 2002, we paid a quarterly distribution for the third quarter of 2002 of $0.345 per unit, or $1.38 on an annualized basis, which represents an approximate 53% increase in our quarterly cash distribution rate since our initial public offering. A stated goal of management is to increase the cash distribution rate by at least 10% annually. Since our initial public offering, we have completed investments with a combined value of over $3.1 billion. As demonstrated by our July 2002 acquisitions of the Mid-America and Seminole pipeline systems, we are committed to growing our fee-based businesses. We believe that these acquisitions will increase our gross margins derived from fee-based businesses to between 85% and 90% of total gross margin, based on average natural gas and NGL product prices for the last ten years.

RECENT AMENDMENT TO PARTNERSHIP AGREEMENT

     As with most publicly traded limited partnerships, our partnership agreement provides incentive distribution rights, which entitle our general partner to receive a higher percentage of the cash we distribute when the cash distributed quarterly per common and subordinated unit exceeds certain levels. On December 17, 2002, we amended our partnership agreement to eliminate the general partner's right to receive 50% of total cash distributions with respect to that portion of quarterly cash distributions that exceeds $0.392 per common and subordinated unit. Under the terms of the amendment, our general partner capped its incentive distribution rights at the current level of 25% of the total cash distributions with respect to that portion of quarterly cash distributions that exceeds $0.3085 per common and subordinated unit. No consideration was paid to our general partner to give up this right. The primary reasons our general partner unilaterally elected to forego its right to these higher distributions include:

     - increasing our financial flexibility to invest in capital projects, make acquisitions, retire debt and increase quarterly cash distributions to our limited partners;

     - lowering our effective cost of capital, making new investments and acquisitions more accretive to our limited partners; and

     - enhancing our ability to meet management's goal of increasing the cash distribution rate per common and subordinated unit by at least 10% annually.

RECENT SIGNIFICANT ACQUISITIONS

     Acquisition of Mid-America and Seminole Pipeline Systems. On July 31, 2002, we completed the acquisition of a 98% interest in the Mid-America pipeline system and a 78% interest in the Seminole pipeline system from The Williams Companies, Inc. for approximately $1.2 billion in cash. Mid-America is a 7,226-mile NGL pipeline system connecting the Hobbs hub located on the Texas-New Mexico border with supply regions in the Rocky Mountains and with supply regions and markets in the Midwest. The Mid-America pipeline system is comprised of three major segments: the Conway North pipeline, the Conway South pipeline and the Rocky Mountain pipeline. In 2001, average transportation volumes on the Mid-America pipeline system were approximately 641 MBPD. Seminole is a 1,281-mile pipeline system that interconnects with the Mid-America pipeline system and transports mixed NGLs and NGL products from the Hobbs hub and the Permian basin to Mont Belvieu, Texas. In 2001, average transportation volumes on the Seminole pipeline system were approximately 241 MBPD, of which approximately 32% were transported to our Mont Belvieu facilities for fractionation, storage and distribution. Major customers utilizing the Mid-America and Seminole pipeline systems include BP, Burlington, ConocoPhillips, Duke, Equistar and Williams.

     The acquisition of the Mid-America and Seminole pipeline systems significantly enhances our existing asset base by:

     - accessing NGL-rich natural gas production in major North American natural gas producing regions;

     - expanding our integrated natural gas and NGL network;

     - providing access to new end markets for NGL products; and

     - increasing our gross margins from fee-based businesses.

In addition to our current strategic position in the Gulf of Mexico, we now have access to major supply basins throughout North America, including the Rocky Mountain Overthrust, the San Juan and Permian basins, the Mid-Continent region and, through third-party pipeline connections, north into Canada's Western Sedimentary basin. The combination of these assets with our existing assets also creates a significant link between Mont Belvieu, Texas and Conway, Kansas, the two largest NGL hubs in the United States, and provides additional access to new end markets for NGL products. The Conway South segment of the Mid-America pipeline system connects Conway to the Hobbs hub, which is, in turn, connected to Mont Belvieu via the Seminole pipeline system. The 2,740-mile Conway North pipeline links the market hub in Conway with petrochemical and refining customers and propane markets in the upper Midwest.

     Acquisition of Propylene Fractionation Business. In February 2002, we completed the purchase of various propylene fractionation assets and certain inventories of propylene and propane from Diamond-Koch for approximately $239 million in cash. The acquisition includes a 66.7% interest in a polymer grade propylene fractionation facility located in Mont Belvieu, Texas, a 50% interest in a polymer grade propylene export terminal located on the Houston Ship Channel and varying interests in several supporting distribution pipelines and related equipment. This Mont Belvieu facility has the capacity to produce approximately 41 MBPD of polymer grade propylene.

     Acquisition of Storage Business. In January 2002, we completed the purchase of various NGL and petrochemical storage assets from Diamond-Koch for approximately $130 million in cash. These storage facilities consist of 30 salt dome storage caverns located in Mont Belvieu, Texas with a useable capacity of 68 million barrels, local distribution pipelines and related equipment. The facilities provide storage services for mixed NGLs, NGL products and olefins, such as ethylene and propylene. The facilities, together with our existing storage facilities, serve the largest concentration of petrochemical and refinery facilities in the United States and represent the largest NGL and petrochemical underground storage operation in the world.

OUR BUSINESS STRATEGY

     Our business strategy is to:

     - capitalize on expected increases in natural gas and NGL production resulting from development activities in the deepwater and continental shelf areas of the Gulf of Mexico and the Rocky Mountain region;

     - develop and invest in joint venture projects with strategic partners that will provide the raw materials for these projects or purchase the projects' end products;

     - expand our asset base through accretive acquisitions of complementary midstream energy assets; and

     - increase our fee-based cash flows by investing in pipelines and other fee-based businesses.

COMPETITIVE STRENGTHS

     We believe that our integrated network of midstream energy assets is well-positioned to benefit from demand for our services from producers and consumers of natural gas, NGLs and petrochemicals. Our most significant competitive strengths are:

     Strategic locations. Our operations are strategically located to serve the major supply basins of NGL-rich natural gas, the major NGL markets and storage hubs in North America and international markets. Our location in these markets ensures continued access to natural gas, NGL and petrochemical supply volumes, anticipated demand growth and business expansion opportunities.

     Integrated platform of assets. Our assets are physically linked to create the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America, which connects the largest supply basins to the largest consumer markets, both domestic and international. Our asset platform allows us to be a single-source provider of a comprehensive package of essential midstream energy services to producers and consumers of natural gas, NGLs and petrochemicals.

     Relationships with major oil, natural gas and petrochemical companies. We have long-term relationships with many of our suppliers and customers, including BP, ChevronTexaco, Dow Chemical, Exxon Mobil, Lyondell and Shell. We jointly own facilities with many of these customers, which either provide raw materials to or consume the end products produced from our facilities.

     Large-scale, low-cost integrated operations. We believe the operating costs of our large-scale facilities are either competitive with or significantly lower than those of our competitors. Our facilities benefit from economies of scale, which provide cost per unit advantages over competitors with smaller facilities. Our infrastructure also provides us with a platform for cost-effective expansion through development projects or acquisitions.

     Experienced operator. We have historically operated our largest natural gas processing and fractionation facilities and most of our pipelines. As the leading provider of NGL-related services, we have established a reputation in the industry as a reliable and cost-effective operator. By virtue of our successful and award-winning operating and safety record, we believe we are well positioned to continue to operate as a large-scale processor of natural gas, NGLs and other products for our customers.

     Experienced management team. Our senior management team averages more than 27 years of industry experience. Through our acquisitions from Shell and Diamond-Koch, we have broadened and deepened our senior management team.

OUR RELATIONSHIP WITH SHELL

     One of our significant strengths is our extensive commercial relationship with Shell. Over the last three years, we have made several acquisitions from Shell, including our $529 million acquisition of Tejas Natural Gas Liquids, LLC, or TNGL, our $100 million acquisition of the Lou-Tex propylene pipeline system and our $244 million acquisition of Acadian Gas. In conjunction with the acquisition of TNGL, we entered into a 20-year natural gas processing agreement with Shell, which grants us the right to process Shell's current and future natural gas production from the Gulf of Mexico within the state and federal waters off Texas, Louisiana, Mississippi, Alabama and Florida. This is a life of lease dedication, which may extend our natural gas processing rights well beyond 20 years. Following this offering, Shell will own an approximate 20.6% limited partner interest in us and 30% of our general partner. Shell currently owns a 45.4% equity interest in one of our propylene fractionators at our Mont Belvieu complex, a 66% interest in our Nemo natural gas pipeline system and a 50% interest in each of our Nautilus, Manta Ray, Stingray and Triton natural gas pipeline systems. During 2001, Shell represented $333.3 million, or 10.5%, of our revenues. On a pro forma basis for the nine months ended September 30, 2002, Shell represented $205.7 million, or 7.9%, of our revenues.

PARTNERSHIP STRUCTURE AND MANAGEMENT

     Our operations are conducted through, and our operating assets are owned by, our subsidiaries. The chart on the following page depicts our organizational and ownership structure after giving effect to this offering. Upon consummation of the offering of our common units:

     - there will be 38,819,164 publicly held common units outstanding, representing a 19.5% limited partner interest in us;

     - Enterprise Products Company, or EPCO, and its affiliated entities will own 82,875,602 common units and 32,114,804 subordinated units, representing an aggregate 57.9% limited partner interest in us;

     - Shell will own 31,000,000 common units and 10,000,000 special units representing a 20.6% limited partner interest in us; and

     - Our general partner will continue to own a combined 2.0% general partner interest in us and all of our incentive distribution rights.

     Our principal executive offices are located at 2727 North Loop West, Houston, Texas 77008, and our phone number is (713) 880-6500.

  OWNERSHIP OF ENTERPRISE PRODUCTS PARTNERS L.P. AND THE OPERATING PARTNERSHIP

                                                                      PERCENTAGE INTEREST
                                                          UNITS      (on a combined basis)
                                                       -----------   ---------------------
Public common units..................................   38,819,164           19.5%
EPCO common units....................................   82,875,602           41.7%
EPCO subordinated units..............................   32,114,804           16.2%
Shell common units...................................   31,000,000           15.6%
Shell special units..................................   10,000,000            5.0%
General partner interest (70% EPCO; 30% Shell)(1)....                         2.0%
                                                                            ------
     Total...........................................                       100.0%

--------------------------------------------------------------------------------
EPCO AND ITS AFFILIATED ENTITIES                 AFFILIATE OF SHELL OIL COMPANY
--------------------------------                 ------------------------------

82,875,602 COMMON UNITS                          31,000,000 COMMON UNITS

32,114,804 SUBORDINATED UNITS                    10,000,000 SPECIAL UNITS

70% GENERAL PARTNER INTEREST                     30% GENERAL PARTNER INTEREST
--------------------------------------------------------------------------------
                                       |
                                       |
                                       |
                                       |
          -----------------------------|
          |                            |
          |                            |
         100%                          |
          |                            |
          |                            |
  -----------------------------        |             -------------------------
   ENTERPRISE PRODUCTS GP, LLC         |             PUBLIC COMMON UNITHOLDERS
     (THE GENERAL PARTNER)             |              38,819,164 COMMON UNITS
  INCENTIVE DISTRIBUTION RIGHTS        |
  -----------------------------        |             -------------------------
          |                            |                         |
          |                            |                         |
          |                            |                         |
          |                            |                         |
        2.0% general             78.5% limited             19.5% limited
    partner interest (1)        partner interest          partner interest
          |                            |                         |
          |                            |                         |
          |                            |                         |
          |                            |                         |
          --------------------------------------------------------
                                       |
                            -------------------------
                               ENTERPRISE PRODUCTS
                                  PARTNERS L.P.
                            -------------------------
                                       |
                                       |
                            -------------------------
                            OPERATING PARTNERSHIP AND
                                SUBSIDIARIES (1)
                            -------------------------



---------------

(1) 2.0% general partner interest represents an aggregate 1.0% general partner interest in Enterprise Products Partners L.P. and a 1.0101% general partner interest in the operating partnership.

                                  THE OFFERING

Common units offered...... 11,000,000 common units, including 1,000,000 common units to be offered to an entity controlled by Dan L. Duncan, the Chairman of our general partner; or

                           12,650,000 common units if the underwriters exercise their over-allotment option in full.

Units outstanding after
this offering............. 152,694,766 common units or 154,344,766 common units if the underwriters exercise their over-allotment option in full;

                           32,114,804 subordinated units; and

                           10,000,000 special units.

Use of proceeds........... We will use the net proceeds from this offering to retire a portion of the indebtedness outstanding under our senior unsecured 364-day term loan incurred to finance the Mid-America and Seminole acquisitions.

Cash distributions........ Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement.

                           On November 12, 2002, we paid a quarterly cash distribution for the third quarter of 2002 of $0.345 per common and subordinated unit, or $1.38 per common and subordinated unit on an annualized basis.

                           When quarterly cash distributions exceed $0.253 per unit in any quarter, our general partner receives a higher percentage of the cash distributed in excess of that amount, in increasing percentages up to 25% if the quarterly cash distributions exceed $0.3085 per unit. On December 17, 2002, we amended our partnership agreement to eliminate the general partner's right to receive 50% of cash distributions with respect to that portion of quarterly cash distributions that exceeds $0.392 per common and subordinated unit. Please read "--Enterprise Products Partners L.P. -- Recent Amendment to Partnership Agreement." Our special units do not accrue distributions and are not entitled to quarterly cash distributions until their conversion into an equal number of common units on August 1, 2003. For a description of our cash distribution policy, please read "Description of Common Units -- Cash Distribution Policy" in the accompanying prospectus.

Estimated ratio of taxable
  income to
  distributions........... We estimate that if you own the common units you purchase in this offering through December 31, 2005, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that period. Please read "Tax Considerations" in this prospectus supplement for the basis of this estimate.

New York Stock Exchange
  symbol.................. EPD

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following table sets forth for the periods and at the dates indicated selected historical and pro forma financial and operating data for us. The selected historical income statement and balance sheet data for each of the three years in the period ended December 31, 2001 are derived from and should be read in conjunction with our audited financial statements for these periods. The selected historical data for the nine month periods ending September 30, 2001 and 2002 are derived from and should be read in conjunction with our unaudited financial statements that are incorporated by reference into this prospectus supplement.

     The summary pro forma as adjusted financial statements of Enterprise Products Partners show the pro forma effect of:

     - the Mid-America and Seminole acquisitions, including our senior unsecured 364-day term loan;

     - the propylene fractionation and storage businesses acquired from Diamond-Koch in 2002 and the acquisition of Acadian Gas in 2001;

     - the completion of our October 2002 equity offering and the receipt of the general partner's proportionate capital contribution;

     - the completion of this offering and the receipt of the general partner's proportionate capital contribution; and

     - the application of the net proceeds from our October 2002 offering and this offering to repay a portion of indebtedness outstanding under the term loan.

     The summary pro forma financial and operating data for the year ended December 31, 2001 and nine months ended September 30, 2002 are derived from the unaudited pro forma financial statements. The unaudited pro forma statements of consolidated operations have been prepared as if the acquisitions had occurred on January 1 of the respective periods presented.

     EBITDA is defined as net income plus depreciation, amortization, provision for income taxes and interest expense (net of amortization of loan costs and interest income) less equity in income of unconsolidated affiliates. EBITDA should not be considered an alternative to net income, operating income, cash flow from operations or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow. Our management uses EBITDA to assess the viability of projects and to determine overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income and these measures may vary among other companies, the EBITDA data presented above may not be comparable to similarly titled measures of other companies.

                       ENTERPRISE PRODUCTS PARTNERS L.P.

                                                              HISTORICAL                                PRO FORMA AS ADJUSTED
                                    --------------------------------------------------------------   ----------------------------
                                                                                 NINE MONTHS                         NINE MONTHS
                                      FOR THE YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER 30,      YEAR ENDED        ENDED
                                    ------------------------------------   -----------------------   DECEMBER 31,   SEPTEMBER 30,
                                       1999         2000         2001         2001         2002          2001           2002
                                    ----------   ----------   ----------   ----------   ----------   ------------   -------------
                                                                                 (UNAUDITED)                 (UNAUDITED)
(Dollars in thousands, except per unit
amounts)
INCOME STATEMENT DATA:
  Revenues from consolidated
    operations....................  $1,332,979   $3,049,020   $3,154,369   $2,519,041   $2,391,624    $3,952,896     $2,573,693
  Equity in income of
    unconsolidated affiliates.....      13,477       24,119       25,358       17,350       22,258        23,479         22,149
                                    ----------   ----------   ----------   ----------   ----------    ----------     ----------
      Total.......................  $1,346,456   $3,073,139   $3,179,727   $2,536,391   $2,413,882    $3,976,375     $2,595,842
  Costs and expenses:
    Operating costs and
      expenses....................  $1,201,605   $2,801,060   $2,861,743   $2,263,876   $2,278,675    $3,527,322     $2,362,756
    Selling, general and
      administrative expenses.....      12,500       28,345       30,296       21,621       27,991        64,672         46,126
                                    ----------   ----------   ----------   ----------   ----------    ----------     ----------
      Total.......................  $1,214,105   $2,829,405   $2,892,039   $2,285,497   $2,306,666    $3,591,994     $2,408,882
  Operating income................  $  132,351   $  243,734   $  287,688   $  250,894   $  107,216    $  384,381     $  186,960
  Other income (expense):
    Interest expense..............  $  (16,439)  $  (33,329)  $  (52,456)  $  (35,928)  $  (68,235)   $ (111,886)    $  (93,666)
    Interest income from
      unconsolidated affiliates...       1,667        1,787           31           31          120            31            120
    Dividend income from
      unconsolidated affiliates...       3,435        7,091        3,462        2,024        2,196         3,462          2,196
    Interest income -- other......         886        3,748        7,029        6,338        2,009         7,029          2,009
    Other income (expense), net...        (379)        (272)      (1,104)        (806)          43        (1,477)          (707)
                                    ----------   ----------   ----------   ----------   ----------    ----------     ----------
      Total.......................  $  (10,830)  $  (20,975)  $  (43,038)  $  (28,341)  $  (63,867)   $ (102,841)    $  (90,048)
  Income before income taxes and
    minority interest.............  $  121,521   $  222,759   $  244,650   $  222,553   $   43,349    $  281,540     $   96,912
  Provision for income taxes......          --           --           --           --       (2,056)       (9,470)        (8,287)
                                    ----------   ----------   ----------   ----------   ----------    ----------     ----------
  Income before minority
    interest......................  $  121,521   $  222,759   $  244,650   $  222,553   $   41,293    $  272,070     $   88,625
  Minority interest...............      (1,226)      (2,253)      (2,472)      (2,245)      (1,326)       (7,269)        (4,938)
                                    ----------   ----------   ----------   ----------   ----------    ----------     ----------
  Net income......................  $  120,295   $  220,506   $  242,178   $  220,308   $   39,967    $  264,801     $   83,687
                                    ==========   ==========   ==========   ==========   ==========    ==========     ==========
BASIC EARNINGS PER UNIT(1):
  Net income per common and
    subordinated unit.............  $     0.90   $     1.63   $     1.70   $     1.58   $     0.22    $     1.62     $     0.45
                                    ==========   ==========   ==========   ==========   ==========    ==========     ==========
DILUTED EARNINGS PER UNIT(1):
  Net income per common,
    subordinated and special
    unit..........................  $     0.82   $     1.32   $     1.39   $     1.28   $     0.19    $     1.35     $     0.39
                                    ==========   ==========   ==========   ==========   ==========    ==========     ==========
BALANCE SHEET DATA (AT PERIOD
  END):
  Total assets....................  $1,494,952   $1,951,368   $2,431,193   $2,509,998   $4,254,954                   $4,254,954
  Total debt......................     295,000      403,847      855,278      855,443    2,528,507                    2,136,659
  Partners' equity................     789,465      935,959    1,146,922    1,154,131    1,030,209                    1,418,099
OTHER FINANCIAL DATA:
  Cash flows from (used in)
    operating activities..........  $  177,953   $  360,870   $  283,328   $  124,766   $  170,109
  Cash flows from (used in)
    investing activities..........    (271,229)    (268,798)    (491,213)    (437,604)  (1,677,431)
  Cash flows from (used in)
    financing activities..........      74,403      (36,893)     279,547      310,473    1,429,954
  EBITDA..........................     147,050      267,026      320,392      275,523      146,544       452,230        243,535
  Distributions received from
    unconsolidated affiliates.....       6,008       37,267       45,054       30,602       40,114
OPERATING DATA (IN MBPD, EXCEPT AS
  NOTED):
  Pipelines:
    Major NGL and petrochemical
      pipelines...................         264          367          454          452        1,375
    Natural gas pipelines
      (BBtu/d)....................         n/a          n/a        1,349        1,342        1,258
  Fractionation:
    NGL fractionation.............         184          213          204          198          233
    Isomerization.................          74           74           80           82           82
    Propylene fractionation.......          28           33           31           31           55
  Processing -- equity NGL
    production....................          67           72           63           57           78
  Octane enhancement..............           5            5            5            4            5

---------------
(1) Pro forma net income per unit is computed by dividing the limited partners' interest in net income by the number of units expected to be outstanding at the closing of this offering.

                                  RISK FACTORS

     An investment in our common units involves risks. You should carefully consider the following risk factors, together with all of the other information included in, or incorporated by reference into, this prospectus supplement, in evaluating an investment in our common units. If any of the following risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. For information concerning the other risks related to our business, please read the risk factors included under the caption "Risk Factors" beginning on page 4 of the accompanying prospectus.

RISKS RELATED TO OUR BUSINESS

     AFTER INCURRING ADDITIONAL INDEBTEDNESS TO FINANCE THE MID-AMERICA AND SEMINOLE ACQUISITIONS, WE HAVE SUBSTANTIAL LEVERAGE THAT MAY RESTRICT OUR FUTURE FINANCIAL AND OPERATING FLEXIBILITY.

     Our leverage is significant in relation to our partners' capital. At September 30, 2002, on a pro forma basis after giving effect to this offering, our total outstanding debt, which represented approximately 58.9% of our total capitalization, was approximately $2.1 billion. This debt includes the term loan we incurred in July 2002 to finance the Mid-America and Seminole acquisitions, of which, after the application of the net proceeds from this offering, $216.0 million will mature on March 31, 2003 and the remaining $600 million will mature on July 30, 2003. For a description of our other debt obligations, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Our liquidity and capital resources -- Our debt obligations" in our Quarterly Report on Form 10-Q for the period ended September 30, 2002.

     Debt service obligations, restrictive covenants and maturities resulting from this leverage may adversely affect our ability to finance future operations, pursue acquisitions, fund other capital needs and pay distributions to unitholders, and may make our results of operations more susceptible to adverse economic or operating conditions. Our ability to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. We are prohibited from making cash distributions during an event of default under any of our indebtedness.

     We currently expect to meet our anticipated future cash requirements, including scheduled debt repayments, through operating cash flow, proceeds from this offering and the proceeds of one or more future equity or debt offerings. However, our ability to access the capital markets for future offerings may be limited by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties that are difficult to predict and beyond our control. If we are unable to access the capital markets for future offerings, we might be forced to seek extensions for some of our short-term maturities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit could be more onerous than those contained in our existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility.

     ACQUISITIONS AND EXPANSIONS MAY AFFECT OUR BUSINESS BY SUBSTANTIALLY INCREASING THE LEVEL OF OUR INDEBTEDNESS AND CONTINGENT LIABILITIES AND INCREASING OUR RISKS OF BEING UNABLE TO EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

     From time to time, we evaluate and acquire assets and businesses that we believe complement our existing operations. The Mid-America and Seminole acquisitions represent significant acquisitions for us, and, as a result, we may encounter difficulties integrating these acquisitions with our existing businesses and our other recent acquisitions without a loss of employees or customers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, we may not be able to realize the operating efficiencies, competitive advantages, cost savings or other benefits expected from these acquisitions. Any future acquisitions may require substantial capital or the incurrence of substantial indebtedness. As a result, our capitalization and results of operations may change significantly following an acquisition, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

     WE ARE EXPOSED TO PRICING RISKS ASSOCIATED WITH OUR PROCESSING SEGMENT.

     Our Processing segment is directly exposed to commodity price risks, as we take title to NGLs and are obligated under certain of our gas processing contracts to pay market value for the energy extracted from the natural gas stream. We are exposed to various risks, primarily that of commodity price fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These pricing risks cannot be completely hedged or eliminated, and any attempt to hedge pricing risks may expose us to financial losses.

     THE USE OF MTBE HAS RECENTLY BEEN CHALLENGED ON BOTH THE STATE AND FEDERAL LEVELS.

     Our Octane Enhancement segment represents our minority investment in BEF, which currently produces methyl tertiary butyl ether, or MTBE. The production of MTBE is driven by oxygenated fuels programs enacted under the federal Clean Air Amendments of 1990, other legislation and by demand for MTBE as a source of octane and motor gasoline enhancement. On March 25, 1999, the Governor of California ordered the phase-out of MTBE in California based on allegations by several public advocacy and protest groups that MTBE contaminates water supplies, causes health problems and has not been as beneficial in reducing air pollution as originally contemplated. California's deadline for the complete phase-out of MTBE is December 31, 2003. At least twelve other states are following California's lead and either have banned or currently are considering legislation to ban MTBE. Congress also is contemplating a federal ban on MTBE. On April 25, 2002, the Senate approved an energy bill that in part would ban the use of MTBE within four years of enactment and require the use of ethanol as a substitute for MTBE. Several oil companies have taken an early initiative to phase out the production of MTBE in response to this legislative pressure and the possibility of additional groundwater contamination lawsuits. If MTBE is banned or if its use is significantly limited, the revenues we derive from our Octane Enhancement segment may be materially reduced or eliminated.

     TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including our nation's pipeline infrastructure, may be the future target of terrorist organizations. Any terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business. An escalation of political tensions in the Middle East and elsewhere, including the onset of United States military action or a declaration of war, could result in increased volatility in the world's energy markets and result in a material adverse effect on our business.

     OUR BUSINESS REQUIRES EXTENSIVE CREDIT RISK MANAGEMENT THAT MAY NOT BE ADEQUATE TO PROTECT AGAINST CUSTOMER NONPAYMENT.

     As a result of business failures, revelations of material misrepresentations and related financial restatements by several large, well-known companies in various industries over the last fifteen months, there have been significant disruptions and extreme volatility in the financial markets and credit markets. Because of the credit intensive nature of the energy industry and troubling disclosures by some large, diversified energy companies, the energy industry has been especially impacted by these developments, with the rating agencies downgrading a number of large energy-related companies. Accordingly, in this environment we are exposed to an increased level of credit and performance risk with respect to our customers. We cannot assure you that we have adequately assessed the creditworthiness of our existing or future customers or that there will not be an unanticipated deterioration in their creditworthiness, which could have an adverse impact on us.

RISKS RELATED TO OUR PARTNERSHIP STRUCTURE

     CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH OUR PERFORMANCE AND THE ESTABLISHMENT OF FINANCIAL RESERVES.

     Because distributions on our common units are dependent on the amount of cash we generate, distributions may fluctuate based on our performance. We cannot guarantee that we will continue to pay distributions at the current level each quarter. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond our control and the control of our general partner. These factors include but are not limited to the following:

     - the level of our operating costs;

     - the level of competition in our business segments;

     - prevailing economic conditions;

     - the level of capital expenditures we make;

     - the restrictions contained in our debt agreements and our debt service requirements;

     - fluctuations in our working capital needs;

     - the cost of acquisitions, if any; and

     - the amount, if any, of cash reserves established by our general partner, in its discretion.

     In addition, cash distributions are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when we record losses and might not be made during periods when we record profits.

     COST REIMBURSEMENTS DUE OUR GENERAL PARTNER MAY BE SUBSTANTIAL AND WILL REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including officers and directors of our general partner, for expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner has sole discretion to determine the amount of these expenses, subject to an annual limit. In addition, our general partner and its affiliates may provide us other services for which we will be charged fees as determined by our general partner.

     OUR GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS WITH OUR PARTNERSHIP.

     The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its members. At the same time, our general partner has duties to manage our partnership in a manner that is beneficial to us. Therefore, our general partner's duties to us may conflict with the duties of its officers and directors to its members.

     Such conflicts may include, among others, the following:

     - decisions of our general partner regarding the amount and timing of cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and the general partner;

     - under our partnership agreement we reimburse our general partner for the costs of managing and operating our partnership;

     - affiliates of our general partner may compete with us in certain circumstances;

     - we do not have any employees, and we rely solely on employees of the general partner and its affiliates; and

     - our general partner generally attempts to avoid liability for partnership obligations and is permitted to protect its assets by the partnership agreement.

     YOU MAY NOT BE ABLE TO REMOVE OUR GENERAL PARTNER EVEN IF YOU WISH TO DO
SO.

     Our general partner manages and operates our partnership. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect the general partner or the directors of the general partner on an annual or other continuing basis. Because the owners of our general partner own more than one-third of our outstanding units, these owners have the practical ability to prevent the removal of our general partner.

     In addition, the following provisions of our partnership agreement may discourage a person or group from attempting to remove our general partner or otherwise change our management:

     - if holders, including the general partner and its affiliates, of at least 66 2/3% of the units vote to remove the general partner without cause, all remaining subordinated units will automatically convert into common units and will share distributions with the existing common units pro rata, existing arrearages on the common units, if any, will be extinguished and the common units will no longer be entitled to arrearages if we fail to pay the minimum quarterly distribution in any quarter. "Cause" means that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner;

     - any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter; and

     - the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

     As a result of these provisions, the price at which the common units trade may be lower because of the absence or reduction of a takeover premium in the trading price.

     WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT YOUR APPROVAL, WHICH WOULD DILUTE YOUR EXISTING OWNERSHIP INTERESTS.

     During the subordination period, our general partner may cause us to issue up to 54,550,000 additional common units without your approval. Our general partner may also cause us to issue an unlimited number of additional common units, without your approval, in a number of circumstances, such as:

     - the issuance of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis;

     - the conversion of subordinated units into common units;

     - the conversion of special units into common units;

     - the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner; or

     - issuances of common units under our long-term incentive plan.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

     - your proportionate ownership interest in us will decrease;

     - the amount of cash available for distribution on each unit may decrease;

     - since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

     - the relative voting strength of each previously outstanding unit may be diminished; and

     - the market price of the common units may decline.

     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

     OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE YOU TO SELL YOUR UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates own 85% or more of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then current market price. As a result, you may be required to sell your common units at an undesirable time or price and may therefore not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Under our partnership agreement, Shell is not deemed to be an affiliate of our general partner for purposes of this limited call right.

     YOU MAY NOT HAVE LIMITED LIABILITY IF A COURT FINDS THAT LIMITED PARTNER ACTIONS CONSTITUTE CONTROL OF OUR BUSINESS.

     Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right of limited partners to remove our general partner or to take other action under the partnership agreement constituted participation in the "control" of our business.

     Under Delaware law, the general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner.

     In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a limited partner may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

TAX RISKS TO COMMON UNITHOLDERS

     You are urged to read "Tax Considerations" beginning on page S-22 of this prospectus supplement and on page 28 of the accompanying prospectus for a more complete discussion of the following federal income tax risks related to owning and disposing of common units.

     THE IRS COULD TREAT US AS A CORPORATION FOR TAX PURPOSES, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

     If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to you, likely causing a substantial reduction in the value of the common units.

     A change in current law or a change in our business could cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

     A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR COMMON UNITS, AND THE COSTS OF ANY CONTESTS WILL BE BORNE BY OUR UNITHOLDERS AND OUR GENERAL PARTNER.

     We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in the accompanying prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

     YOU MAY BE REQUIRED TO PAY TAXES EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state, local and foreign income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

     TAX GAIN OR LOSS ON DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED.

     If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

     TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND FOREIGN PERSONS FACE UNIQUE TAX ISSUES FROM OWNING COMMON UNITS THAT MAY RESULT IN ADVERSE TAX CONSEQUENCES TO THEM.

     Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes at the highest effective United States federal income tax rate for individuals, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

     WE ARE REGISTERED AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We are registered with the IRS as a "tax shelter." Our tax shelter registration number is 9906100007. The tax laws require that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return and indirectly bear a portion of the cost of an audit of us.

     WE WILL TREAT EACH PURCHASER OF COMMON UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON UNITS.

     Because we cannot match transferors and transferees of common units, we adopt depreciation and amortization positions that may not conform with all aspects of applicable Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

     YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN OUR COMMON UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business or own property. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $205.4 million from the sale of the 11,000,000 common units we are offering. The net proceeds are based on an assumed public offering price of $19.49 per common unit after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The underwriters will receive no discount or commission on the sale of 1,000,000 common units to an entity controlled by Dan L. Duncan, the Chairman of our general partner. In connection with the offering, we also will receive a net capital contribution of $4.2 million from our general partner to maintain its combined 2% general partner interest. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $241.0 million, including a proportionate net capital contribution of $4.8 million from our general partner.

     We will use the net proceeds of this offering to repay a portion of the indebtedness outstanding under the senior unsecured 364-day term loan that we incurred to finance the Mid-America and Seminole acquisitions. We will use the proceeds from the general partner's capital contribution for the repayment of other debt. At January 2, 2003, the interest rate on the term loan was 3.0%. The term loan matures as follows: $422 million on March 31, 2003 and $600 million on July 30, 2003. For a description of the term loan, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Our liquidity and capital resources -- Our debt obligations" in our Quarterly Report on Form 10-Q for the period ended September 30, 2002. Affiliates of Lehman Brothers Inc. and RBC Dain Rauscher Inc., two of the underwriters in this offering, are lenders to us under our term loan and will be partially repaid with the net proceeds from this offering. Please read "Underwriting."

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

     On December 31, 2002, we had 141,694,766 common units outstanding, beneficially held by approximately 10,000 holders. The common units are traded on the NYSE under the symbol "EPD."

     The following table sets forth, for the periods indicated, the high and low closing sales price ranges for the common units, as reported on the NYSE Composite Transaction Tape, and the amount, record date and payment date of the quarterly cash distributions paid per common unit. The last reported sales price of our common units on the NYSE on January 2, 2003 was $19.49 per common unit.

                                           PRICE RANGES(1)           CASH DISTRIBUTION HISTORY
                                           ---------------   ------------------------------------------
                                                                PER          RECORD          PAYMENT
                                            HIGH     LOW     UNIT(1)(2)       DATE            DATE
                                           ------   ------   ----------   -------------   -------------
2001
1st Quarter..............................  $18.40   $13.25    $0.2750     Apr. 30, 2001    May 10, 2001
2nd Quarter..............................   21.88    16.60     0.2938     Jul. 31, 2001   Aug. 10, 2001
3rd Quarter..............................   24.18    19.75     0.3125     Oct. 31, 2001    Nov. 9, 2001
4th Quarter..............................   26.30    21.80     0.3125     Jan. 31, 2002   Feb. 11, 2002
2002
1st Quarter..............................  $25.57   $23.13    $0.3350     Apr. 30, 2002    May 10, 2002
2nd Quarter..............................   24.43    16.25     0.3350     Jul. 31, 2002   Aug. 12, 2002
3rd Quarter..............................   22.00    16.75     0.3450     Oct. 31, 2002   Nov. 12, 2002
4th Quarter..............................   19.45    17.00
2003
1st Quarter (through January 2, 2003)....  $19.49   $19.49

---------------
(1) On February 27, 2002, we announced that our general partner approved a 2-for-1 split for each class of our partnership units. The partnership unit split was accomplished by distributing one additional partnership unit for each partnership unit outstanding on May 15, 2002 to holders of record on April 30, 2002.

(2) For each quarter, we paid an identical cash distribution on all outstanding subordinated units.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2002 on:

     - a consolidated historical basis;

     - a pro forma basis to give effect to adjustments related to our equity offering in October 2002; and

     - a pro forma as adjusted basis to give effect to the common units offered by this prospectus supplement, our general partner's proportionate capital contribution and the application of the net proceeds from this offering to repay a portion of indebtedness outstanding under our senior unsecured 364-day term loan.

     You should read our financial statements and notes that are included elsewhere in this prospectus supplement and that are incorporated by reference for additional information about our capital structure.

                                                                  AS OF SEPTEMBER 30, 2002
                                                           ---------------------------------------
                                                           CONSOLIDATED                 PRO FORMA
                                                            HISTORICAL    PRO FORMA    AS ADJUSTED
                                                           ------------   ----------   -----------
                                                                         (UNAUDITED)
(Dollars in thousands)
Cash and cash equivalents................................   $   61,976    $   61,976   $   61,976
                                                            ==========    ==========   ==========
Short-term debt:
  364-Day Term Loan, due July 2003.......................   $1,200,000    $1,021,371   $  815,989
  Seminole debt, current maturities (1)..................       15,000        15,000       15,000
Long-term debt:
  364-Day Credit Facility, due November 2003.............      173,000       169,355      165,163
  Multi-Year Credit Facility, due November 2005..........      240,000       240,000      240,000
  Senior Notes A, 8.25% fixed rate, due March 2005.......      350,000       350,000      350,000
  MBFC Loan, 8.70% fixed rate, due March 2010............       54,000        54,000       54,000
  Senior Notes B, 7.50% fixed rate, due February 2011....      450,000       450,000      450,000
  Seminole debt, 6.67% fixed-rate (1)....................       45,000        45,000       45,000
                                                            ----------    ----------   ----------
Total principal amount...................................   $2,527,000    $2,344,726   $2,135,152
Unamortized balance of increase in fair value related to
  hedging a portion of fixed-rate debt...................        1,834         1,834        1,834
Less unamortized discount:
  Senior Notes A.........................................          (90)          (90)         (90)
  Senior Notes B.........................................         (237)         (237)        (237)
                                                            ----------    ----------   ----------
Total debt...............................................   $2,528,507    $2,346,233   $2,136,659
Minority interest........................................       67,142        68,983       71,100
Partners' equity:
  Common units...........................................   $  731,876    $  910,505   $1,115,887
  Subordinated units.....................................      161,735       161,735      161,735
  Special units..........................................      143,926       143,926      143,926
  Treasury units.........................................      (17,808)      (17,808)     (17,808)
  General partner interests..............................       10,480        12,284       14,359
                                                            ----------    ----------   ----------
     Total partners' equity..............................   $1,030,209    $1,210,642   $1,418,099
                                                            ----------    ----------   ----------
Total capitalization.....................................   $3,625,858    $3,625,858   $3,625,858
                                                            ==========    ==========   ==========

---------------
(1) In December 1993, Seminole Pipeline Company issued $75 million of its 6.67% senior unsecured notes in a private placement. These notes are payable at $15 million annually each December 1 commencing in 2001 through 2005. This debt is being incorporated into our capitalization amounts as a result of our acquisition of a 78% ownership interest in the Seminole pipeline system.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner. Executive officers and directors are elected for one-year terms.

NAME                                     AGE               POSITION WITH GENERAL PARTNER
----                                     ---               -----------------------------
Dan L. Duncan........................    70     Director and Chairman of the Board
O.S. Andras..........................    67     Director, President and Chief Executive Officer
Richard H. Bachmann..................    49     Director, Executive Vice President, Chief Legal
                                                Officer and Secretary
Michael A. Creel.....................    49     Executive Vice President and Chief Financial Officer
A.J. Teague..........................    57     Executive Vice President
William D. Ray.......................    67     Executive Vice President
Charles E. Crain.....................    69     Senior Vice President
A. Monty Wells.......................    57     Senior Vice President
W. Ordemann..........................    43     Senior Vice President
Gil H. Radtke........................    41     Senior Vice President
James M. Collingsworth...............    48     Senior Vice President
Michael J. Knesek....................    48     Vice President, Controller and Principal Accounting
                                                Officer
W. Randall Fowler....................    46     Vice President and Treasurer
Randa D. Williams....................    41     Director
J.R. Eagan...........................    48     Director
J.A. Berget..........................    50     Director
Dr. Ralph S. Cunningham..............    62     Director
Augustus Y. Noojin, III..............    55     Director
Lee W. Marshall, Sr..................    70     Director
Richard S. Snell.....................    60     Director

     Dan L. Duncan was elected Chairman of the Board and a Director of our general partner in April 1998. Mr. Duncan has served as Chairman of the Board of our predecessor, EPCO, since 1979.

     O.S. Andras was elected President, Chief Executive Officer and a Director of our general partner in April 1998. Mr. Andras served as President and Chief Executive Officer of EPCO from 1996 to February 2001.

     Richard H. Bachmann was elected a Director of our general partner in June 2000. He has served as Executive Vice President, Chief Legal Officer and Secretary of our general partner and EPCO since January 1999. Previously, he was a partner with the legal firms of Snell & Smith P.C. and Butler & Binion.

     Michael A. Creel was elected an Executive Vice President of our general partner in February 2001, having served as a Senior Vice President of our general partner since November 1999. In June 2000, Mr. Creel, a certified public accountant, assumed the role of Chief Financial Officer of our company along with his other responsibilities. From 1997 to 1999 he held a series of positions with a Shell affiliate, including Senior Vice President, Chief Financial Officer and Treasurer. From 1995 to 1997, Mr. Creel was Vice President and Treasurer of NorAm Energy Corp.

     A.J. Teague was elected an Executive Vice President of our general partner in November 1999. From 1998 to 1999 he served as President of a Shell affiliate and from 1997 to 1998 was President of Marketing and Trading for Mapco, Inc.

     William D. Ray was elected an Executive Vice President of our general partner in April 1998. Mr. Ray has served as EPCO's Executive Vice President of Supply and Marketing since 1985.

     Charles E. Crain was elected a Senior Vice President of our general partner in April 1998. Mr. Crain has served as Senior Vice President of Operations for EPCO since 1991.

     A. Monty Wells was elected a Senior Vice President of our general partner in June 2000. Mr. Wells has served in a number of managerial positions with EPCO since 1980 including Vice President of Marketing and Supply.

     W. Ordemann was elected a Senior Vice President of our general partner in September 2001. Mr. Ordemann has served in executive level positions in our NGL businesses since 1999. From 1996 to 1999, he served as a Vice President of two Shell affiliates, including TNGL.

     Gil H. Radtke was elected a Senior Vice President of our general partner in February 2002. Mr. Radtke joined our company in connection with our purchase of Diamond-Koch's storage and propylene fractionation assets in January and February 2002. Before joining our company, Mr. Radtke served as President of the Diamond-Koch joint venture from 1999 to 2002, where he was responsible for its storage, propylene fractionation, pipeline and NGL fractionation businesses. Mr. Radtke was employed by Valero Energy Corporation (a partner in the Diamond-Koch joint venture) for the last eighteen years in various commercial and analysis roles.

     James M. Collingsworth was elected a Senior Vice President of our general partner in November 2002. Before joining our company as a Vice President in November 2001, Mr. Collingsworth served as a board member of Texaco Canada Petroleum Inc. from 1998 to 2001 and was employed by Texaco from 1991 to 1998 in various management positions, most recently as Senior Vice President of NGL Assets and Business Services. Prior to joining Texaco, Mr. Collingsworth was director of Feedstocks for Rexene Petrochemical Company from 1988 to 1991 and served in the MAPCO organization for more than fifteen years in various capacities including customer service, planning and tariffs and business development of the Mid-America and Seminole pipelines.

     Michael J. Knesek was elected Principal Accounting Officer and a Vice President of our general partner in August 2000. Since 1990, Mr. Knesek, a certified public accountant, has been the Controller and a Vice President of EPCO.

     W. Randall Fowler was elected Treasurer and a Vice President of our general partner in August 2000. Mr. Fowler joined our company as director of investor relations in 1999. From 1995 to 1999, Mr. Fowler served in a number of corporate finance and accounting-related capacities at NorAm Energy Corp., including Assistant Treasurer.

     Randa D. Williams was elected a Director of our general partner in April 1998. In February 2001, she was promoted to President and Chief Executive Officer of EPCO from her previous position of Group Executive Vice President of EPCO, a position she had held since 1994. Ms. Williams is the daughter of Dan L. Duncan.

     J.R. Eagan was elected a Director of our general partner in October 2000. Since 1999, Ms. Eagan has served in various executive-level positions with Shell and currently holds the office of Chief Financial Officer of Shell Oil Company in addition to that of Vice President Finance & Commercial Operations of a Shell subsidiary. From 1994 to 1999, she worked on several assignments for the Royal Dutch/Shell Group of companies in London.

     J.A. Berget was elected a Director of our general partner in November 2000. Since 1995, Mr. Berget has served in various managerial positions for the Royal Dutch/Shell Group of companies and Shell, including Vice President and General Manager for one of its subsidiaries since 2000. Mr. Berget also serves as a director of Enventure Global Technologies (a joint venture between Shell and Halliburton Company).

     Dr. Ralph S. Cunningham was elected a Director of our general partner in April 1998. Dr. Cunningham retired in 1997 from Citgo Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. Dr. Cunningham serves as a director of Tetra Technologies, Inc. (a publicly traded energy services and chemicals company) and Agrium, Inc. (a Canadian publicly traded agricultural chemicals company) and was a former director of EPCO from 1987 to 1997. Dr. Cunningham serves as Chairman of our Audit and Conflicts Committee.

     Augustus Y. Noojin, III was elected a Director of our general partner in May 2002. Mr. Noojin was elected President and Chief Executive Officer of Shell U.S. Gas & Power LLC, an affiliate of Shell, in May 2002, and has held various other executive-level positions with affiliates of Shell for more than five years.

     Lee W. Marshall, Sr. was elected a Director of our general partner in April 1998. Mr. Marshall has been the Managing Partner and principal owner of Bison Resources, LLC since 1993. He has also served in senior management positions with Union Pacific Resources and Tenneco Oil. Mr. Marshall is a member of our Audit and Conflicts Committee.

     Richard S. Snell was elected a Director of our general partner in June 2000. Mr. Snell was an attorney with Snell & Smith, P.C. for seven years after founding the firm in 1993. He is currently a partner with the law firm of Thompson & Knight LLP in Houston, Texas and is a certified public accountant. Mr. Snell is a member of our Audit and Conflicts Committee.

                               TAX CONSIDERATIONS

     The tax consequences to you of an investment in common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the ownership and disposition of common units, please read "Tax Considerations" in the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

     We estimate that if you purchase common units in this offering and own them through December 31, 2005, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that period. If you own common units purchased in this offering for a shorter period, the percentage of federal taxable income allocated to you may be higher. These estimates are based upon the assumption that our available cash for distribution will approximate the amount required to distribute cash to the holders of the common units in an amount equal to the quarterly distribution of $0.345 per unit and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and certain tax reporting positions that we have adopted with which the IRS could disagree. In addition, subsequent issuances of equity securities by us could also affect the percentage of distributions that will constitute taxable income. Accordingly, we cannot assure you that the estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

                                  UNDERWRITING

     Under the underwriting agreement, which will be filed with the Commission as an exhibit to a Current Report on Form 8-K, each of the underwriters named below has severally agreed to purchase from us the respective number of common units opposite its name below:

                                                                 NUMBER OF
UNDERWRITERS                                                    COMMON UNITS
------------                                                    ------------
Lehman Brothers Inc. .......................................
Goldman, Sachs & Co. .......................................
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc. ..................................
UBS Warburg LLC ............................................
Credit Suisse First Boston Corporation......................
Deutsche Bank Securities Inc. ..............................
A.G. Edwards & Sons, Inc. ..................................
Raymond James & Associates, Inc. ...........................
RBC Dain Rauscher Inc. .....................................
Sanders Morris Harris Inc. .................................
                                                                 ----------
     Total..................................................     11,000,000
                                                                 ==========

     Dan L. Duncan, the Chairman of our general partner, through Enterprise Products Delaware Holdings L.P., an entity controlled by him, will purchase 1,000,000 common units in this offering directly from the underwriters at a price equal to the public offering price.

     The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the common units in the offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include the requirements that:

     - all the representations and warranties made by us to the underwriters are true;

     - there has been no material adverse change in our condition or in the financial markets; and

     - we deliver to the underwriters customary closing documents.

     We have granted to the underwriters a 30-day option after the date of the underwriting agreement to purchase, in whole or in part, up to an aggregate of 1,650,000 additional common units at the public offering price less underwriting discounts and commissions. Such option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated on the preceding table.

     We have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the price to the public set forth on the cover page of this prospectus supplement and to selected dealers (who may include the underwriters) at the offering price less a selling
concession not in excess of $     per unit. The underwriters may allow, and the
selected dealers may reallow, a discount from the concession not in excess of
$     per unit to other dealers. After the offering, the underwriters may change the offering price and other selling terms.

     The following table shows the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial offering price and the amount the underwriters pay to us to purchase the common units from us.

                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per unit....................................................      $               $
     Total..................................................      $               $

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $725,000.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids for the purpose of pegging, fixing or maintaining the price of the common units in accordance with Regulation M under the Securities and Exchange Act of 1934, as amended.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters is not greater than the number of common units they may purchase in the over-allotment option. In a naked short position, the number of common units involved is greater than the number of common units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.

     - Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

     We, our affiliates that own common units and the directors and executive officers of our general partner have agreed that we and they will not, subject to limited exceptions, directly or indirectly, sell, offer, pledge or otherwise dispose of any common units or any securities convertible into or exchangeable or exercisable for common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 90 days after the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc. The restrictions described in this paragraph do not apply to the sale of common units to the underwriters.

     Lehman Brothers Inc., in its discretion, may release the common units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the unitholders' reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time.

     The common units are listed on the NYSE under the symbol "EPD."

     We, our general partner and our operating partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to be made in respect of these liabilities.

     Some of the underwriters have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of business.

     Affiliates of Lehman Brothers Inc. and RBC Dain Rauscher Inc. are lenders to us under our senior unsecured 364-day term loan. Each of these lenders was granted a right of first refusal to provide, arrange, place or underwrite the financings required to repay this term loan. Each of these lenders will receive a share of the partial repayment by us of amounts outstanding under this term loan from the net proceeds of this offering.

     The compensation received by the underwriters in connection with this offering, including the right of first refusal granted to the lenders under the term loan, which is assigned a value of 1% of the gross proceeds of this offering, does not exceed 8% of the gross proceeds of this offering.

     Because the NASD views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

     No sales to accounts over which the underwriters have discretionary authority may be made without the prior written approval of the customer.

     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online, and depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

     Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below filed by us and any future filings made by us with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     - our Current Report on Form 8-K filed with the Commission on August 12, 2002, as amended by our Current Report on Form 8-K/A (Amendment No. 1) filed with the Commission on September 26, 2002;

     - our Current Reports on Form 8-K filed with the Commission on February 8, 2002, February 28, 2002, April 2, 2002 (excluding Item 9 information), August 12, 2002 (excluding Item 9 information), September 27, 2002, October 2, 2002, October 3, 2002, December 11, 2002, December 17, 2002 and December 31, 2002; and

     - the description of our common units contained in the Registration Statement on Form 8-A, initially filed with the Commission on July 21, 1998, and any subsequent amendment thereto filed for the purposes of updating such description.

                                 LEGAL MATTERS

     Certain legal matters with respect to the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters with respect to the common units will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. performs legal services for us and our affiliates from time to time.

                                    EXPERTS

     The (i) consolidated financial statements and the related consolidated financial statement schedule of Enterprise Products Partners L.P. and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus supplement, and (ii) the balance sheet of Enterprise Products GP, LLC as of December 31, 2001, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein (which reports express unqualified opinions and the report for Enterprise Products Partners L.P. includes an explanatory paragraph referring to a change in method of accounting for derivative instruments in 2001 as discussed in Note 13 to Enterprise Products Partners L.P.'s consolidated financial statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Mid-America Pipeline System and Seminole Pipeline Company as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 appearing in Enterprise Products Partners L.P. and Enterprise Products Operating L.P.'s Current Report on Form 8-K/A (Amendment No. 1) filed September 26, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference in this prospectus supplement. These financial statements have been incorporated by reference in this prospectus supplement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


Enterprise Products Partners L.P. Unaudited Pro Forma
  Consolidated Financial Statements:
  Introduction..............................................    F-2
  Pro Forma Statement of Consolidated Operations for the
     nine months ended September 30, 2002...................    F-3
  Pro Forma Statement of Consolidated Operations for the
     year ended December 31, 2001...........................    F-4
  Pro Forma Consolidated Balance Sheet at September 30,
     2002...................................................    F-5
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................    F-6

                       ENTERPRISE PRODUCTS PARTNERS L.P.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

     The following pro forma financial information has been prepared to assist in your analysis of the financial effects of strategic acquisitions we have completed since January 2001. These pro forma statements also give effect to our October 2002 equity offering of 9,800,000 Common Units and the proposed sale of 11,000,000 Common Units in this offering. Unless the context requires otherwise, references to "we", "us", "our" , "Enterprise" or "the Company" are intended to mean the consolidated business and operations of Enterprise Products Partners L.P., which includes Enterprise Products Operating L.P. and its subsidiaries. References to "General Partner" are intended to mean Enterprise Products GP, LLC.

     Since January 2001, we have completed a number of strategic business acquisitions including:

     - controlling interests in the natural gas liquid ("NGL") pipeline systems owned by Mid-America Pipeline Company, LLC ("Mid-America") and Seminole Pipeline Company ("Seminole") from affiliates of The Williams Companies Inc. ("Williams") in July 2002;

     - a propylene fractionation business from affiliates of Valero Energy Corporation and Koch Industries, Inc. (collectively, "Diamond-Koch") in February 2002;

     - an NGL and petrochemical storage business from Diamond-Koch in January 2002; and

     - the Acadian Gas natural gas pipeline business from an affiliate of Shell Oil Company ("Shell") in April 2001.

     The pro forma consolidated balance sheet presents the financial effects of the October 2002 equity offering and this proposed offering assuming they had occurred on September 30, 2002. Our September 30, 2002 historical balance sheet already reflects the previously noted acquisitions. The pro forma consolidated income statements assume the acquisitions and equity offerings had occurred as of the beginning of the period presented. In general, the pro forma financial information is based on the following information:

     - the audited and unaudited financial statements of Enterprise, which includes Enterprise Products Operating L.P. and its subsidiaries;

     - the audited and unaudited income statements of the acquired businesses. The unaudited information was derived from the records of the previous owners and is believed to be reliable; and

     - earnings from the acquired businesses are included in the financial statements of Enterprise from the date of their respective acquisition. For example, our historical statement of consolidated operations for the nine months ended September 30, 2002 reflects the earnings of Mid-America and Seminole since July 31, 2002 (e.g., for August and September). The earnings of Mid-America and Seminole for the first seven months of 2002 are reflected in the columns labeled "Mid-America Historical" and "Seminole Historical."

     The unaudited pro forma financial statements should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such pro forma consolidated financial statements and with the historical financial statements and related notes of Enterprise, Mid-America and Seminole included in our Annual Report on Form 10-K for the year ended December 31, 2001, our Current Report on Form 8-K/A filed with the Commission on September 26, 2002, our Quarterly Report on Form 10-Q for the nine months ended September 30, 2002 and our Current Report on Form 8-K filed with the Commission on December 31, 2002.

     The unaudited pro forma information is not necessarily indicative of the financial results that would have occurred if the acquisitions described herein had taken place on the dates indicated or if we had issued equity and borrowed funds on the dates indicated, nor is it indicative of our future consolidated financial results.

                       ENTERPRISE PRODUCTS PARTNERS L.P.

                 PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                  (UNAUDITED)

                                 ENTERPRISE       MID-AMERICA    SEMINOLE                              ENTERPRISE
                                 HISTORICAL       HISTORICAL    HISTORICAL    OTHER    ADJUSTMENTS      PRO FORMA
                                 -----------      -----------   ----------   -------   -----------     -----------
REVENUES
Revenues from consolidated
  operations...................  $2,391,624        $125,796      $41,281     $17,434    $ (2,442)(a)   $2,573,693
Equity income in unconsolidated
  affiliates...................      22,258              --           --        (109)         --           22,149
                                 ----------        --------      -------     -------    --------       ----------
        Total..................   2,413,882         125,796       41,281      17,325      (2,442)       2,595,842
                                 ----------        --------      -------     -------    --------       ----------
COST AND EXPENSES
Operating costs and expenses...   2,278,675          48,485       20,672      16,122      (2,442)(a)    2,362,756
                                                                                             126(b)
                                                                                           1,118(c)
Selling, general and
  administrative...............      27,991          16,871        1,004         260                       46,126
                                 ----------        --------      -------     -------    --------       ----------
        Total..................   2,306,666          65,356       21,676      16,382      (1,198)       2,408,882
                                 ----------        --------      -------     -------    --------       ----------
OPERATING INCOME...............     107,216          60,440       19,605         943      (1,244)         186,960
OTHER INCOME (EXPENSE)
Interest expense...............     (68,235)         (5,407)      (2,340)         --       4,777(d)       (98,656)
                                                                                          (8,750)(e)
                                                                                         (22,410)(f)
                                                                                           4,340(g)
                                                                                            (631)(h)
Interest income from
  unconsolidated affiliates....         120              --           --          --                          120
Dividend income from
  unconsolidated affiliates....       2,196              --           --          --                        2,196
Interest income  --  other.....       2,009              --           --          --                        2,009
Other, net.....................          43            (743)          (7)         --                         (707)
                                 ----------        --------      -------     -------    --------       ----------
        Other income
          (expense)............     (63,867)         (6,150)      (2,347)         --     (22,674)         (95,038)
                                 ----------        --------      -------     -------    --------       ----------
INCOME BEFORE PROVISION FOR
  TAXES AND MINORITY
  INTEREST.....................      43,349          54,290       17,258         943     (23,918)          91,922
PROVISION FOR TAXES............      (2,056)        (20,050)      (6,231)         --      20,050(i)        (8,287)
                                 ----------        --------      -------     -------    --------       ----------
INCOME BEFORE MINORITY
  INTEREST.....................      41,293          34,240       11,027         943      (3,868)          83,635
MINORITY INTEREST..............      (1,326)             --           --          --      (3,562)(j)       (4,888)
                                 ----------        --------      -------     -------    --------       ----------
NET INCOME.....................  $   39,967        $ 34,240      $11,027     $   943    $ (7,430)      $   78,747
                                 ==========        ========      =======     =======    ========       ==========
ALLOCATION OF NET INCOME TO:
  Limited Partners.............  $   33,299                                             $ 38,392(k)    $   71,691
                                 ==========                                             ========       ==========
  General Partner..............  $    6,668                                             $    388(k)    $    7,056
                                 ==========                                             ========       ==========
BASIC EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in
    computing Basic Earnings
    per Unit...................     149,519                                                9,800(g)       159,319
                                 ==========                                             ========       ==========
  Income before minority
    interest...................  $     0.23                                                            $     0.48
                                 ==========                                                            ==========
  Net income per Unit..........  $     0.22                                                            $     0.45
                                 ==========                                                            ==========
DILUTED EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in
    computing Diluted Earnings
    per Unit...................     174,274                                                9,800(g)       184,074
                                 ==========                                             ========       ==========
  Income before minority
    interest...................  $     0.20                                                            $     0.42
                                 ==========                                                            ==========
  Net income per Unit..........  $     0.19                                                            $     0.39
                                 ==========                                                            ==========

                                  ADJUSTMENTS       ADJUSTED
                                 DUE TO EQUITY     ENTERPRISE
                                   OFFERING        PRO FORMA
                                 -------------     ----------
REVENUES
Revenues from consolidated
  operations...................                    $2,573,693
Equity income in unconsolidated
  affiliates...................                        22,149
                                   --------        ----------
        Total..................                     2,595,842
                                   --------        ----------
COST AND EXPENSES
Operating costs and expenses...                     2,362,756
Selling, general and
  administrative...............                        46,126
                                   --------        ----------
        Total..................                     2,408,882
                                   --------        ----------
OPERATING INCOME...............                       186,960
OTHER INCOME (EXPENSE)
Interest expense...............    $  4,990(l)        (93,666)
Interest income from
  unconsolidated affiliates....                           120
Dividend income from
  unconsolidated affiliates....                         2,196
Interest income  --  other.....                         2,009
Other, net.....................                          (707)
                                   --------        ----------
        Other income
          (expense)............       4,990           (90,048)
                                   --------        ----------
INCOME BEFORE PROVISION FOR
  TAXES AND MINORITY
  INTEREST.....................       4,990            96,912
PROVISION FOR TAXES............                        (8,287)
                                   --------        ----------
INCOME BEFORE MINORITY
  INTEREST.....................       4,990            88,625
MINORITY INTEREST..............         (50)(j)        (4,938)
                                   --------        ----------
NET INCOME.....................    $  4,940        $   83,687
                                   ========        ==========
ALLOCATION OF NET INCOME TO:
  Limited Partners.............    $  4,891(k)     $   76,582
                                   ========        ==========
  General Partner..............    $     49(k)     $    7,105
                                   ========        ==========
BASIC EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in
    computing Basic Earnings
    per Unit...................      11,000(l)        170,319
                                   ========        ==========
  Income before minority
    interest...................                    $     0.48
                                                   ==========
  Net income per Unit..........                    $     0.45
                                                   ==========
DILUTED EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in
    computing Diluted Earnings
    per Unit...................      11,000(l)        195,074
                                   ========        ==========
  Income before minority
    interest...................                    $     0.42
                                                   ==========
  Net income per Unit..........                    $     0.39
                                                   ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                       ENTERPRISE PRODUCTS PARTNERS L.P.
                 PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                  (UNAUDITED)

                                       ENTERPRISE       MID-AMERICA    SEMINOLE                              ENTERPRISE
                                       HISTORICAL       HISTORICAL    HISTORICAL    OTHER     ADJUSTMENTS     PRO FORMA
                                       ----------       -----------   ----------   --------   -----------    -----------
REVENUES
Revenues from consolidated
  operations.........................  $3,154,369        $214,518      $ 65,800    $522,622    $ (4,413)(a)  $3,952,896
Equity income in unconsolidated
  affiliates.........................      25,358              --            --      (1,879)         --          23,479
                                       ----------        --------      --------    --------    --------      ----------
        Total........................   3,179,727         214,518        65,800     520,743      (4,413)      3,976,375
                                       ----------        --------      --------    --------    --------      ----------
COST AND EXPENSES
Operating costs and expenses.........   2,861,743         125,349        33,539     507,869      (4,413)(a)   3,527,322
                                                                                                  1,740(b)
                                                                                                  1,495(c)
Selling, general and
  administrative.....................      30,296          28,364         1,535       4,477                      64,672
                                       ----------        --------      --------    --------    --------      ----------
        Total........................   2,892,039         153,713        35,074     512,346      (1,178)      3,591,994
                                       ----------        --------      --------    --------    --------      ----------
OPERATING INCOME.....................     287,688          60,805        30,726       8,397      (3,235)        384,381
OTHER INCOME (EXPENSE)
Interest expense.....................     (52,456)        (12,700)       (5,160)         --       8,400(d)     (118,540)
                                                                                                (15,000)(e)
                                                                                                (38,418)(f)
                                                                                                  5,787(g)
                                                                                                 (8,993)(h)
Interest income from unconsolidated
  affiliates.........................          31              --            --          --                          31
Dividend income from unconsolidated
  affiliates.........................       3,462              --            --          --                       3,462
Interest income  --  other...........       7,029              --            --          --                       7,029
Other, net...........................      (1,104)         (1,035)          662          --                      (1,477)
                                       ----------        --------      --------    --------    --------      ----------
        Other income (expense).......     (43,038)        (13,735)       (4,498)         --     (48,224)       (109,495)
                                       ----------        --------      --------    --------    --------      ----------
INCOME BEFORE PROVISION FOR TAXES AND
  MINORITY INTEREST..................     244,650          47,070        26,228       8,397     (51,459)        274,886
PROVISION FOR TAXES..................          --         (17,445)       (9,470)         --      17,445(i)       (9,470)
                                       ----------        --------      --------    --------    --------      ----------
INCOME BEFORE MINORITY
  INTEREST...........................     244,650          29,625        16,758       8,397     (34,014)        265,416
MINORITY INTEREST....................      (2,472)             --            --          --      (4,729)(j)      (7,201)
                                       ----------        --------      --------    --------    --------      ----------
NET INCOME...........................  $  242,178        $ 29,625      $ 16,758    $  8,397    $(38,743)     $  258,215
                                       ==========        ========      ========    ========    ========      ==========
ALLOCATION OF NET INCOME TO:
  Limited Partners...................  $  236,570                                              $ 15,877(k)   $  252,447
                                       ==========                                              ========      ==========
  General Partner....................  $    5,608                                              $    160(k)   $    5,768
                                       ==========                                              ========      ==========
BASIC EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in computing
    Basic Earnings per Unit..........     139,452                                                 9,800(g)      149,252
                                       ==========                                              ========      ==========
  Income before minority interest....  $     1.71                                                            $     1.74
                                       ==========                                                            ==========
  Net income per Unit................  $     1.70                                                            $     1.69
                                       ==========                                                            ==========
DILUTED EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in computing
    Diluted Earnings per Unit........     170,786                                                 9,800(g)      180,586
                                       ==========                                              ========      ==========
  Income before minority interest....  $     1.40                                                            $     1.44
                                       ==========                                                            ==========
  Net income per Unit................  $     1.39                                                            $     1.40
                                       ==========                                                            ==========

                                        ADJUSTMENTS      ADJUSTED
                                       DUE TO EQUITY    ENTERPRISE
                                         OFFERING       PRO FORMA
                                       -------------    ----------
REVENUES
Revenues from consolidated
  operations.........................                   $3,952,896
Equity income in unconsolidated
  affiliates.........................                       23,479
                                         --------       ----------
        Total........................                    3,976,375
                                         --------       ----------
COST AND EXPENSES
Operating costs and expenses.........                    3,527,322
Selling, general and
  administrative.....................                       64,672
                                         --------       ----------
        Total........................                    3,591,994
                                         --------       ----------
OPERATING INCOME.....................                      384,381
OTHER INCOME (EXPENSE)
Interest expense.....................    $  6,654(l)      (111,886)
Interest income from unconsolidated
  affiliates.........................                           31
Dividend income from unconsolidated
  affiliates.........................                        3,462
Interest income  --  other...........                        7,029
Other, net...........................                       (1,477)
                                         --------       ----------
        Other income (expense).......       6,654         (102,841)
                                         --------       ----------
INCOME BEFORE PROVISION FOR TAXES AND
  MINORITY INTEREST..................       6,654          281,540
PROVISION FOR TAXES..................                       (9,470)
                                         --------       ----------
INCOME BEFORE MINORITY
  INTEREST...........................       6,654          272,070
MINORITY INTEREST....................         (68)(j)       (7,269)
                                         --------       ----------
NET INCOME...........................    $  6,586       $  264,801
                                         ========       ==========
ALLOCATION OF NET INCOME TO:
  Limited Partners...................    $  6,520(k)    $  258,967
                                         ========       ==========
  General Partner....................    $     66(k)    $    5,834
                                         ========       ==========
BASIC EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in computing
    Basic Earnings per Unit..........      11,000(l)       160,252
                                         ========       ==========
  Income before minority interest....                   $     1.66
                                                        ==========
  Net income per Unit................                   $     1.62
                                                        ==========
DILUTED EARNINGS PER LIMITED
  PARTNER UNIT:
  Number of Units used in computing
    Diluted Earnings per Unit........      11,000(l)       191,586
                                         ========       ==========
  Income before minority interest....                   $     1.39
                                                        ==========
  Net income per Unit................                   $     1.35
                                                        ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                       ENTERPRISE PRODUCTS PARTNERS L.P.

           PRO FORMA CONSOLIDATED BALANCE SHEET AT SEPTEMBER 30, 2002
                       (DOLLARS IN THOUSANDS, UNAUDITED)

                                                                          ADJUSTMENTS      ADJUSTED
                               ENTERPRISE                   ENTERPRISE   DUE TO EQUITY    ENTERPRISE
                               HISTORICAL   ADJUSTMENTS     PRO FORMA      OFFERING       PRO FORMA
                               ----------   -----------     ----------   -------------    ----------
           ASSETS
CURRENT ASSETS
  Cash and cash
     equivalents.............  $   61,976    $ 178,629(g)   $   61,976     $ 205,382(l)   $   61,976
                                                 3,645(g)                      4,192(l)
                                              (182,274)(g)                  (209,574)(l)
  Accounts and notes
     receivable  --  trade,
     net.....................     322,441                      322,441                       322,441
  Accounts receivable  --
     affiliates..............         319                          319                           319
  Inventories................     227,058                      227,058                       227,058
  Prepaid and other current
     assets..................      46,221                       46,221                        46,221
                               ----------    ---------      ----------     ---------      ----------
          Total current
            assets...........     658,015           --         658,015            --         658,015
                               ----------    ---------      ----------     ---------      ----------
PROPERTY, PLANT AND
  EQUIPMENT, NET.............   2,823,249                    2,823,249                     2,823,249
INVESTMENTS IN AND ADVANCES
  TO UNCONSOLIDATED
  AFFILIATES.................     401,088                      401,088                       401,088
INTANGIBLE ASSETS............     281,279                      281,279                       281,279
GOODWILL.....................      81,547                       81,547                        81,547
OTHER ASSETS.................       9,776                        9,776                         9,776
                               ----------    ---------      ----------     ---------      ----------
          TOTAL..............  $4,254,954    $      --      $4,254,954     $      --      $4,254,954
                               ==========    =========      ==========     =========      ==========
LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES
  Current maturities of
     debt....................  $1,215,000    $(178,629)(g)  $1,036,371     $(205,382)(l)  $  830,989
  Accounts
     payable  --  trade......      85,972                       85,972                        85,972
  Accounts
    payable  --  affiliates..      52,380                       52,380                        52,380
  Accrued gas payables.......     397,442                      397,442                       397,442
  Accrued expenses...........      24,766                       24,766                        24,766
  Accrued interest...........      15,491                       15,491                        15,491
  Other current
     liabilities.............      45,025                       45,025                        45,025
                               ----------    ---------      ----------     ---------      ----------
          Total current
            liabilities......   1,836,076     (178,629)      1,657,447      (205,382)      1,452,065
                               ----------    ---------      ----------     ---------      ----------
LONG-TERM DEBT...............   1,313,507       (3,645)(g)   1,309,862        (4,192)(l)   1,305,670
OTHER LONG-TERM
  LIABILITIES................       8,020                        8,020                         8,020
MINORITY INTEREST............      67,142        1,841(g)       68,983         2,117(l)       71,100
COMMITMENTS AND CONTINGENCIES
PARTNERS' EQUITY
  Common Units...............     731,876      178,629(g)      910,505       205,382(l)    1,115,887
  Subordinated Units.........     161,735                      161,735                       161,735
  Special Units..............     143,926                      143,926                       143,926
  Treasury Units.............     (17,808)                     (17,808)                      (17,808)
  General Partner............      10,480        1,804(g)       12,284         2,075(l)       14,359
                               ----------    ---------      ----------     ---------      ----------
          Total Partners'
            Equity...........   1,030,209      180,433       1,210,642       207,457       1,418,099
                               ----------    ---------      ----------     ---------      ----------
          TOTAL..............  $4,254,954    $      --      $4,254,954     $      --      $4,254,954
                               ==========    =========      ==========     =========      ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                       ENTERPRISE PRODUCTS PARTNERS L.P.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 2001 AND SEPTEMBER 30, 2002
                             (AMOUNTS IN MILLIONS)

     These unaudited pro forma consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by us; therefore, actual results will differ from pro forma results. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

     The September 30, 2002 historical balance sheet of Enterprise reflects all acquisitions we have made through that date, including the $1.2 billion Mid-America and Seminole acquisitions we completed on July 31, 2002. The initial allocation of the purchase price of the Mid-America and Seminole acquisitions was as follows:

Current assets............................  $     40.9
Property, plant and equipment.............     1,283.6
Other assets..............................         3.2
Current liabilities.......................       (24.0)
Long-term debt............................       (60.0)
Other long-term liabilities...............        (0.1)
Minority interest.........................       (55.6)
                                            ----------
                                            $  1,188.0
                                            ==========

     The column labeled "Other" represents the historical financial amounts of the propylene fractionation and NGL and petrochemical storage businesses we acquired from Diamond-Koch in the first quarter of 2002 and the natural gas pipeline business we acquired from Shell in the second quarter of 2001 through their respective dates of acquisition. The pro forma adjustments we have made are described as follows:

     (a)Reflects the elimination of material intercompany revenues and expenses between acquired businesses and Enterprise as appropriate in consolidation.

     (b)As a result of the businesses we purchased from Diamond-Koch during the first quarter of 2002 (included in the pro forma statement of operations under the column titled "Other"), we acquired certain contract-based intangible assets that are subject to amortization. On a pro forma basis, amortization expense associated with these intangible assets increased by $1.7 million for the year ended December 31, 2001 and $0.1 million for the nine months ended September 30, 2002.

     (c)Reflects the pro forma depreciation expense adjustment for the Mid-America and Seminole pipeline assets. For purposes of calculating pro forma depreciation expense, we have applied the straight-line method using an estimated remaining useful life of the Mid-America and Seminole assets of 35 years to our new basis in these assets of approximately $1.3 billion. After adjusting for historical depreciation recorded on Mid-America and Seminole, pro forma depreciation expense increased $1.5 million for the year ended December 31, 2001 and $1.1 million for the nine months ended September 30, 2002.

     (d)Reflects the removal of interest expense associated with Mid-America's $90.0 million in private placement debt, which was extinguished prior to our purchase of the Mid-America interest. The pro forma entries give effect to the removal of interest expense associated with this debt of $8.4 million in 2001 and $4.8 million for the first nine months of 2002.

     (e)Reflects the amortization of $15.0 million in prepaid loan costs associated with the debt we incurred to finance the Mid-America and Seminole acquisitions. The amortization of this prepaid amount is on a straight-line basis over the one-year term of the underlying debt. The pro forma entries reflect an increase in amortization expense of $15.0 million for the year ended December 31, 2001 and $8.8 million for the nine months ended September 30, 2002.

     (f)Reflects an increase in variable-rate interest expense due to the $1.2 billion in debt we incurred to finance the Mid-America and Seminole acquisitions. These pro forma entries give effect to an increase in interest expense of $38.4 million in 2001 and $22.4 million for the first nine months of 2002. These pro forma adjustments are before the application of net proceeds from the October 2002 and this proposed offering against the underlying debt, which would have the effect of lowering interest expense (see "g" and "l" below). If the underlying variable interest rate used in such pro forma calculations were to increase by 0.125%, pro forma interest expense would increase by $1.5 million for the year ended December 31, 2001 and by $0.9 million for the nine months ended September 30, 2002.

     (g)Reflects the sale of 9,800,000 Common Units at an offering price of $18.99 per Unit on October 8, 2002. The net proceeds from this offering were approximately $178.6 million after deducting underwriting discounts, commissions and estimated offering expenses of $7.5 million. In connection with this offering, our General Partner made a net capital contribution of $3.6 million to the Company to maintain its approximate 2% combined General Partner interest in the Company. The net proceeds from this equity offering were used to partially repay the debt we incurred to finance the Mid-America and Seminole acquisitions, and the proceeds of $3.6 million from our General Partner's capital contribution were used to repay other debt. As a result, pro forma interest expense savings were $5.8 million for the year ended December 31, 2001 and $4.3 million for the nine months ended September 30, 2002. If the underlying variable interest rate used in such calculation were to increase by 0.125%, pro forma interest savings would increase by $0.2 million for the 2001 period and $0.1 million for the 2002 period.

     (h)Of the cumulative $612.3 million paid to acquire Shell's Acadian Gas and Diamond-Koch's propylene fractionation and storage businesses, we financed $482.2 million of this amount using fixed and variable-rate debt. The pro forma entries give effect to the increase in interest expense associated with this debt of $9.0 million for the year ended December 31, 2001 and $0.6 million for the nine months ended September 30, 2002. If the underlying variable interest rate used in such pro forma calculations were to increase by 0.125%, pro forma interest expense would increase by $0.3 million for the year ended December 31, 2001 and by less than $0.1 million for the nine months ended September 30, 2002.

     (i)In connection with the Mid-America acquisition, immediately prior to the acquisition's effective date, Williams converted Mid-America from a corporation to a limited liability company. The pro forma adjustments reflect this change in Mid-America's tax structure by eliminating historical income tax-related expense amounts. The impact on Mid-America's pro forma earnings was the elimination of $17.4 million in income tax expense for the year ended December 31, 2001 and $20.1 million for the nine months ended September 30, 2002.

     (j)Reflects the allocation of pro forma earnings to minority interest holders. Williams has a 2% interest in Mid-America and Seminole. The other owners of Seminole hold a 20% minority interest. Finally, our General Partner holds an approximate 1% minority interest in the earnings of our Operating Partnership.

     (k)Reflects the adjustments necessary to allocate pro forma earnings between our Limited Partners and General Partner.

     (l)Reflects the proposed sale of 11,000,000 Common Units at an assumed offering price of $19.49 per Unit. The estimated net proceeds from this offering are approximately $205.4 million after deducting underwriting discounts and commissions of $8.3 million and offering expenses of approximately $0.7 million. In connection with this offering, our General Partner will make a net capital contribution of $4.2 million to the Company to maintain its approximate 2% combined General Partner interest in the Company. The net proceeds from this equity offering will be used to repay a portion of the indebtedness outstanding under the senior unsecured 364-day term loan that we incurred to finance the Mid-America and Seminole acquisitions. The proceeds from the general partner's capital contribution will be used for the repayment of other debt. As a result of the application of these proceeds, pro forma interest expense savings are $6.7 million for the year ended December 31, 2001 and $5.0 million for the nine months ended September 30, 2002. If the underlying variable interest rate used in such calculation were to increase by 0.125%, pro forma interest savings would increase by $0.3 million for the 2001 period and $0.2 million for the 2002 period.

     To the extent that the proceeds of any future equity offering are again used to reduce the principal amount of debt understanding, our interest expense will be reduced. To the extent that existing debt is refinanced with other debt, our interest expense will generally be affected by a difference in interest rates on the existing debt and the new debt and by any fees associated with the new debt.

PROSPECTUS

[ENTERPRISE PRODUCTS PARTNERS L.P. LOGO]

                       ENTERPRISE PRODUCTS PARTNERS L.P.

                                  $500,000,000

                       ENTERPRISE PRODUCTS PARTNERS L.P.
                       ENTERPRISE PRODUCTS OPERATING L.P.

                                  COMMON UNITS

                                DEBT SECURITIES

We may offer the following securities under this Prospectus:

- Common Units representing limited partner interests in Enterprise Products Partners L.P., and

- Debt Securities of Enterprise Products Operating L.P., which will be guaranteed by its parent company, Enterprise Products Partners L.P.

This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this prospectus. You should read this Prospectus and any Prospectus Supplement carefully before you invest.

In addition, Common Units may be offered from time to time by other holders thereof. Any selling unitholders will be identified, and the number of Common Units to be offered by them will be specified, in a Prospectus Supplement to this Prospectus. We will not receive proceeds of any sale of shares by any such selling unitholders.

The Common Units are listed on the New York Stock Exchange under the trading symbol "EPD." Any Common Units sold pursuant to a Prospectus Supplement will be listed on that exchange, subject to official notice of issuance. On March 20, 2001, the closing price of a Common Unit on that exchange was $34.98.

Unless otherwise specified in a Prospectus Supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

     YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THINGS YOU SHOULD CONSIDER WHEN INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

                 THE DATE OF THIS PROSPECTUS IS MARCH 27, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    1
Where You Can Find More Information.........................    2
Incorporation of Certain Documents by Reference.............    2
The Company.................................................    2
Risk Factors................................................    4
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
Description of Debt Securities..............................    8
Description of Common Units.................................   20
Tax Considerations..........................................   28
Selling Unitholders.........................................   41
Plan of Distribution........................................   41
Legal Matters...............................................   43
Experts.....................................................   43

                           FORWARD-LOOKING STATEMENTS

     The statements in this Prospectus and the documents incorporated by reference that are not historical facts are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this Prospectus and our assumptions about future events. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. These statements are subject to certain risks, uncertainties, and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions provide incorrect, actual results may vary materially from those anticipated, estimated, projected, or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

     - competitive practices in the industries in which we compete,

     - fluctuations in oil, natural gas, and NGL product prices and production,

     - operational and systems risks,

     - environmental liabilities that are not covered by indemnity or insurance,

     - the impact of current and future laws and governmental regulations (including environmental regulations) affecting the NGL industry in general, and our operations in particular,

     - loss of a significant customer, and

     - failure to complete one or more new projects on time or within budget.

     We use words like "anticipate," "estimate," "project," "expect," "plan," "forecast," "intend," "could," and "may," and similar expressions and statements regarding our business strategy, plans and objectives for future operations to help identify forward-looking statements. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     Enterprise Products Partners L.P. and Enterprise Products Operating L.P. file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at
(800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public at the Commission's web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference into this Prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below filed by Enterprise Products Partners L.P. or Enterprise Products Operating L.P. and any future filings made by either company with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

          (2) Current Reports on Form 8-K filed with the Commission on January 25, 2001 and February 2, 2001; and

          (3) The description of the common units contained in the Registration Statement on Form 8-A, initially filed with the Commission on July 21, 1998, and any subsequent amendment thereto filed for the purposes of updating such description.

     We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Investor Relations, Enterprise Products Partners L.P., 2727 North Loop West, Suite 700, Houston, Texas 77008-1038; telephone number: (713) 880-2724.

                                  THE COMPANY

     Enterprise Products Partners L.P. (the "Company") is a publicly traded master limited partnership that was formed in April 1998 to acquire, own, and operate all of the NGL processing and distribution assets of Enterprise Products Company. We conduct all of our business through our 99% owned subsidiary, Enterprise Products Operating L.P. (the "Operating Partnership") and its subsidiaries and joint ventures. Enterprise Products GP, LLC (the "General Partner") is the general partner of the Company and the Operating Partnership, owning 1.0% and 1.0101% equity interests, respectively, in those partnerships.

     We are a leading integrated North American provider of processing and transportation services to domestic producers of natural gas, domestic and foreign producers of natural gas liquids ("NGLs") and other liquid hydrocarbons and domestic and foreign consumers of NGL and liquid hydrocarbon products. We manage a fully integrated and diversified portfolio of midstream energy assets. We own and operate:

     - natural gas processing plants;

     - NGL fractionation facilities;

     - storage facilities;

     - pipelines;

     - propylene production facilities;

     - rail transportation facilities; and

     - a methyl tertiary butyl ether ("MTBE") production facility.

     Certain of these facilities are owned jointly by us and other industry partners, either through co-ownership arrangements or joint ventures. Some of these jointly owned facilities are operated by other owners.

     Our principal executive office is located at 2727 North Loop West, Houston, Texas 77008-1038, and our telephone number is (713) 880-6500.

RECENT SIGNIFICANT DEVELOPMENTS

     Manta Ray, Nautilus and Nemo Pipeline Systems. On January 29, 2001, we acquired ownership interests in three natural gas pipeline systems and related equipment located offshore Louisiana in the Gulf of Mexico from affiliates of El Paso Energy Corp. for approximately $88 million in cash. These systems total approximately 360 miles of pipeline. We acquired a 25.67% interest in each of the Manta Ray and Nautilus pipeline systems and a 33.92% interest in the Nemo pipeline system. Affiliates of Shell Oil Company own an interest in all three systems, and an affiliate of Marathon Oil Company owns an interest in the Manta Ray and Nautilus systems. The Manta Ray system comprises approximately 237 miles of pipeline with a capacity of 750 million cubic fee ("MMcf") per day and related equipment, the Nautilus system comprises approximately 101 miles of pipeline with a capacity of 600 MMcf per day, and the Nemo system, when completed in the fourth quarter of 2001, will comprise approximately 24 miles of pipeline with a capacity of 300 MMcf per day.

     Stingray Pipeline System and Related Facilities. On January 29, 2001, we and an affiliate of Shell acquired, through a 50/50 owned entity, the Stingray natural gas pipeline system and related facilities from an affiliate of El Paso for approximately $50 million in cash. The Stingray system comprises approximately 375 miles of pipeline with a capacity of 1.2 billion cubic feet ("Bcf") per day offshore Louisiana in the Gulf of Mexico. Shell will be responsible for the commercial and physical operations of the Stingray system.

     Acadian Gas LLC. On September 25, 2000, we announced that we had executed a definitive agreement to acquire Acadian Gas, LLC ("Acadian Gas") from an affiliate of Shell for $226 million in cash, inclusive of working capital. Acadian Gas' assets are comprised of the 438-mile Acadian, 577-mile Cypress and 27-mile Evangeline natural gas pipeline systems, which together have over one Bcf per day of capacity. The system includes a leased natural gas storage facility at Napoleonville, Louisiana. The Acadian Gas system, located in South Louisiana, will integrate with our Gulf Coast natural gas processing and NGL fractionation, pipeline and storage system. We expect to close the acquisition in the first quarter of 2001.

     Lou-Tex NGL Pipeline. In November 2000, we completed construction of a wholly-owned, 206-mile, 12" NGL pipeline from Breaux Bridge, Louisiana to Mont Belvieu, Texas. The Lou-Tex NGL pipeline transports mixed NGLs, NGL products and mixed propane/propylene streams between major markets in Louisiana and Texas.

                                  RISK FACTORS

     An investment in the securities involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information in this Prospectus before deciding to invest in the securities. The risks described below are not the only ones facing us. This Prospectus also contains forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

RISKS INHERENT IN OUR BUSINESS

 THE PROFITABILITY OF OUR OPERATIONS DEPENDS UPON THE SPREAD BETWEEN NATURAL GAS PRICES AND NGL PRODUCT PRICES.

     Prices for natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

     - the level of domestic production;

     - the availability of imported oil and gas;

     - actions taken by foreign oil and gas producing nations;

     - the availability of transportation systems with adequate capacity;

     - the availability of competitive fuels;

     - fluctuating and seasonal demand for oil, gas and NGLs;

     - conservation and the extent of governmental regulation of production and the overall economic environment.

     A decrease in the difference between natural gas and NGL prices results in lower margins on volumes processed.

 THE PROFITABILITY OF OUR OPERATIONS DEPENDS UPON THE DEMAND AND PRICES FOR OUR PRODUCTS AND SERVICES.

     The products that we process are principally used as feedstocks in petrochemical manufacturing and in the production of motor gasoline and as fuel for residential and commercial heating. A reduction in demand for our products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could adversely affect our results of operations.

     Ethane. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Although ethane is typically separated from the natural gas stream at gas processing plants, if natural gas prices increase significantly in relation to NGL product prices or if the demand for ethylene falls, it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale as an ethylene feedstock thereby reducing the volume of NGLs for fractionation.

     Propane. Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating, engine and industrial fuel. The demand for propane as a heating fuel is significantly affected by weather conditions. The volume of propane sold is at its highest during the six-month peak heating season of October through March.

     Isobutane. Isobutane is predominantly used in refineries to produce alkylates to enhance octane levels and in the production of MTBE, which is used in motor gasoline. Accordingly, any action that reduces demand for motor gasoline in general or MTBE in particular would similarly reduce demand for isobutane. Further, we purchase a portion of the normal butane feedstock that we convert into isobutane for our merchant customers in the spot and import markets. On those occasions where the pricing differential between isobutane and normal butane (i.e., the "isobutane spread") is narrow, we may find it more economical to purchase isobutane on the spot market for delivery to customers than to process the normal butane in our inventory. We frequently retain the normal butane in our inventory until pricing differentials improve or until product prices increase. However, if the price of normal butane declines, our inventory may decline in value. During periods in which isobutane spreads are narrow or inventory values are high relative to current prices for normal butane or isobutane, our operating margin from selling isobutane will be reduced.

     MTBE. The production of MTBE is driven by oxygenated fuels programs enacted under the federal Clean Air Amendments of 1990 and other legislation. Any changes to these programs that enable localities to elect to not participate in these programs, lessen the requirements for oxygenates or favor the use of non-isobutane based oxygenated fuels would reduce the demand for MTBE. On March 25, 1999, the Governor of California ordered the phase-out of MTBE in California by the end of 2002 due to allegations by several public advocacy and protest groups that MTBE contaminates water supplies, causes health problems and has not been as beneficial in reducing air pollution as originally contemplated. In addition, legislation to amend the federal Clean Air Act has been introduced in the U.S. House of Representatives to ban the use of MTBE as a fuel additive within three years. Legislation introduced in the U.S. Senate would eliminate the Clean Air Act's oxygenate requirement in order to foster the elimination of MTBE in fuel. No assurance can be given as to whether this or similar legislation ultimately will be adopted or whether the U.S. Congress or the EPA might take steps to override the MTBE ban in California.

     Propylene. Propylene is sold to petrochemical companies for a variety of uses, principally for the production of polypropylene. Propylene is subject to rapid and material price fluctuations. Any downturn in the domestic or international economy could cause reduced demand for, and result in an oversupply of, propylene, which could cause a reduction in the volumes of propylene that we produce and expose our investment in inventories of propane/propylene mix to pricing risk due to requirements for short-term price discounts in the spot or short-term propylene markets.

 THE PROFITABILITY OF OUR OPERATIONS DEPENDS UPON THE AVAILABILITY OF A SUPPLY OF NGL FEEDSTOCK.

     Our profitability is materially impacted by the volume of NGLs processed at our facilities. A material decrease in natural gas production or crude oil refining, as a result of depressed commodity prices or otherwise, or a decrease in imports of mixed butanes, could result in a decline in the volume of NGLs delivered to our facilities for processing, thereby reducing revenue and operating income.

  WE DEPEND ON CERTAIN KEY CUSTOMERS AND CONTRACTS.

     We currently derive a significant portion of our revenues from contracts with certain key customers. The loss of these or other significant customers could adversely affect our results of operations. Lyondell Worldwide accounted for approximately 43.2% of our isomerization volumes in 2000. Our current contract with Lyondell has a ten-year term which expires in December 2009. Our unconsolidated affiliate, Belvieu Environmental Fuels ("BEF"), has an agreement with Sunoco pursuant to which Sunoco is required to purchase all of BEF's MTBE production through September 2004. Our contract for sales of high purity propylene to Basell accounted for approximately 36.4% of 2000 production. We are a party to a natural gas processing contract with Shell and certain of its affiliates which provides us with the right to process substantially all natural gas produced from the Shell entities' Gulf of Mexico properties for the next 20 years.

  WE EXPERIENCE SIGNIFICANT COMPETITION.

     We face competition from oil, natural gas, natural gas processing and petrochemical companies. The principal areas of competition include obtaining gas supplies for processing operations, obtaining supplies of raw product for fractionation and the marketing and transportation of natural gas liquids. Competition typically arises as a result of the location and operating efficiency of facilities, the reliability of services and price and delivery capabilities. Our NGL fractionation facilities at Mont Belvieu compete for volumes of mixed NGLs with three other fractionators at Mont Belvieu. In addition, certain major producers fractionate NGLs for their own account in captive facilities. The Mont Belvieu fractionation facilities also compete on a more limited basis with two fractionators in Conway, Kansas. We also compete with large, integrated energy and petrochemical companies in our isomerization, MTBE, propylene and natural gas processing businesses. Our customers who are significant producers or consumers of NGLs or natural gas may develop their own processing facilities in lieu of using our services or co-investing with us in new projects. In addition, certain of our competitors may have advantages in competing for acquisitions or other new business opportunities because of their financial resources and access to NGL supplies.

 WE ARE SUBJECT TO OPERATING AND LITIGATION RISKS WHICH MAY NOT BE COVERED BY INSURANCE.

     Our operations are subject to all operating hazards and risks normally incidental to processing, storing and transporting, and otherwise providing for use by third parties, natural gas, NGLs, propane/propylene mix and MTBE. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We cannot assure you that the insurance we maintain will be adequate to protect us from all material expenses related to potential future claims for personal and property damage.

 OUR BUSINESSES ARE SUBJECT TO GOVERNMENTAL REGULATION WITH RESPECT TO ENVIRONMENTAL, SAFETY AND OTHER REGULATORY MATTERS.

     Our business is subject to the jurisdiction of governmental agencies with respect to a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to more strict pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely impact our products and activities, including processing, storage and transportation. Federal and state agencies also could impose additional safety requirements, any of which could affect profitability. In addition, there are risks of accidental releases or spills associated with our operations, and we cannot assure you that material costs and liabilities will not be incurred, including those relating to claims for damages to property and persons.

     Our operations are subject to the Clean Air Act and comparable state statutes. Amendments to the Clean Air Act were adopted in 1990 and contain provisions that may result in the imposition of certain pollution control requirements with respect to air emissions from the operations of our pipelines and processing and storage facilities. For example, our Mont Belvieu processing and storage facility is located in the Houston-Galveston ozone non-attainment area, which is categorized as a "severe" area and, therefore, is subject to more restrictive regulations for the issuance of air permits for new or modified facilities. The Houston-Galveston area is among nine areas in the country in this "severe" category. Another consequence of this non-attainment status and efforts to eliminate it is the potential imposition of lower limits on the emissions of certain pollutants, particularly oxides of nitrogen which are produced through combustion, as in the gas turbines at the Mont Belvieu processing facility. Regulations to achieve attainment status and imposing new requirements on existing facilities in the Houston-Galveston area were issued by the Texas Natural Resource Conservation Commission in December 2000. These regulations mandate 90% reductions in oxides of nitrogen emissions from point sources, such as the gas turbines at our Mont Belvieu processing facility. The technical practicality and economic reasonableness of requiring existing gas turbines to achieve such reductions, as well as the substantive basis for setting the 90% reduction requirements, have been challenged under state law in a suit we filed as part of a coalition of major Houston-Galveston area industries. If these regulations stand as issued, they would require substantial redesign and modification of these facilities to achieve the mandated reductions; however, the precise impact of these requirements on our operations cannot be determined until this litigation is resolved.

  WE DEPEND UPON OUR KEY PERSONNEL.

     We believe that our success has been dependent to a significant extent upon the efforts and abilities of our senior management team and in particular Dan Duncan, Chairman of the Board (age 68) and

O. S. Andras, President and Chief Executive Officer (age 65). The simultaneous deaths or retirement of Mr. Duncan and Mr. Andras could have an adverse impact on our operations. However, in recent years we have added to the key members of our senior management team, thereby reducing the potential consequences that could result from losing the services of both Mr. Duncan and Mr. Andras within a short time. We do not maintain any life insurance for these persons.

RISKS INHERENT IN AN INVESTMENT IN THE SECURITIES

     The prospectus supplement accompanying this prospectus will describe any additional risk factors inherent in an investment in the particular securities being offering.

                                USE OF PROCEEDS

     Except as may be set forth in a prospectus supplement, we will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general corporate purposes, such as working capital, investments in subsidiaries, the retirement of existing debt and/or the repurchase of common units or other securities. The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. We routinely review acquisition opportunities. A prospectus supplement will disclose any future proposal to use net proceeds from an offering of our securities to finance any specific acquisition, if applicable.

     We will not receive any proceeds from any sale of common units by any selling unitholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for each of the periods indicated are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
COMPANY                                               1996   1997   1998   1999   2000
-------                                               ----   ----   ----   ----   ----
Enterprise Products Partners L.P. ..................  2.38   2.11   1.16   5.84   6.41
Enterprise Products Operating L.P. .................  2.40   2.17   1.16   5.90   6.47

     These computations include us and our subsidiaries, and 50% or less equity companies. For these ratios, "earnings" is the amount resulting from adding and subtracting the following items.

     Add the following:

     - pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

     - fixed charges;

     - amortization of capitalized interest;

     - distributed income of equity investees; and

     - our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

     From the total of the added items, subtract the following:

     - interest capitalized;

     - preference security dividend requirements of consolidated subsidiaries;
       and

     - minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

     The term "fixed charges" means the sum of the following:

     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses related to indebtedness;

     - an estimate of the interest within rental expenses (equal to one-third of rental expense); and

     - preference security dividend requirements of consolidated subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an Indenture dated as of March 15, 2000 (the "Indenture"), among the Operating Partnership, as issuer, the Company, as guarantor, and First Union National Bank, as trustee (the "Trustee"). The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Capitalized terms used in this Description of Debt Securities have the meanings specified in the Indenture.

     This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the Indenture. Since this Description of Debt Securities is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.

     References to the "Issuer" mean only Enterprise Products Operating L.P. and not its subsidiaries. References to the "Guarantor" mean only Enterprise Products Partners L.P. and not its subsidiaries. References to "we" and "us" mean the Issuer and the Guarantor collectively.

GENERAL

     The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The debt securities will be general obligations of the Issuer and the Guarantor and may be subordinated to Senior Indebtedness of the Issuer and the Guarantor. See "Subordination."

     A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers' certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

     - any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - any changes to or additional Events of Default or covenants;

     - whether the debt securities are to be issued as Registered Securities or Bearer Securities or both; and any special provisions for Bearer Securities;

     - the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

     - any other terms of the debt securities.

     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the applicable series of debt securities, including those applicable to:

     - Bearer Securities,

     - debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities,

     - debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency,

     - debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, and

     - variable rate debt securities that are exchangeable for fixed rate debt securities.

     At our option, we may make interest payments, by check mailed to the registered holders thereof or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

     Unless otherwise provided in the applicable prospectus supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in New York City, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable prospectus supplement.

     Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.

GUARANTEE

     The Guarantor will unconditionally guarantee to each holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the debt securities, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise.

CERTAIN COVENANTS

     Except as set forth below or as may be provided in a prospectus supplement and supplemental indenture, neither the Issuer nor the Guarantor will be restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or capital stock or purchasing or redeeming its partnership interests or capital stock. The Indenture will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture will not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.

     Limitations on Liens. The Indenture will provide that the Guarantor will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance ("liens") other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money ("debt") of the Guarantor or the Issuer or any other person (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. "Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

          (1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

          (2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

             (a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

             (b) any such assets, plant or terminal which, in the opinion of the board of directors of the General Partner, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.

     Notwithstanding the foregoing, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Guarantor or any other person (other than the debt securities) other than a Permitted Lien without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.

     "Permitted Liens" means:

          (1) liens upon rights-of-way for pipeline purposes;

          (2) any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

          (4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

          (5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

          (7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Issuer or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (8) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

          (10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

          (11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

          (12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

          (13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

          (14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

          (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

          (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     Restriction on Sale-Leasebacks. The Indenture will provide that the Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless:

          (1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

          (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

          (3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the debt securities; or

          (4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the debt securities, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries. "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

     Notwithstanding the foregoing, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under "-- Restrictions On Sale-Leasebacks," provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than the debt securities) secured by liens other than Permitted Liens upon Principal Property, do not exceed 10% of Consolidated Net Tangible Assets.

     In the Indenture, the term "Subsidiary" means:

          (1) the Issuer; or

          (2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.

     Merger, Consolidation or Sale of Assets. The Indenture will provide that each of the Guarantor and the Issuer may, without the consent of the holders of any of the debt securities, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

          (1) the partnership, limited liability company or corporation formed by or resulting from any such consolidation or merger or to which such assets shall have been transferred (the "successor") is either the Guarantor or the Issuer, as applicable, or assumes all the Guarantor's or the Issuer's, as the case may be, obligations and liabilities under the Indenture and the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor).

          (2) the successor is organized under the laws of the United States, any state or the District of Columbia; and

          (3) immediately after giving effect to the transaction no Default or Event of Default shall have occurred and be continuing.

     The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.

EVENTS OF DEFAULT

     Each of the following will be an Event of Default under the Indenture with respect to a series of debt securities:

          (1) default in any payment of interest on any debt securities of that series when due, continued for 30 days;

          (2) default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

          (3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

          (4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the "bankruptcy provisions"); or

          (5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify the Issuer and the Guarantor of the default such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

     If an Event of Default (other than an Event of Default described in clause
(4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding debt securities of a series may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the debt securities unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any debt securities, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities of each series affected thereby, no amendment may, among other things:

          (1) reduce the amount of debt securities whose holders must consent to an amendment;

          (2) reduce the stated rate of or extend the stated time for payment of interest on any debt securities;

          (3) reduce the principal of or extend the stated maturity of any debt securities;

          (4) reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed as described above under "Optional Redemption" or any similar provision;

          (5) make any debt securities payable in money other than that stated in the debt securities;

          (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

          (8) release the Guarantor or modify the Guarantee in any manner adverse to the holders.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive compliance by the Issuer and the Guarantor with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the holders of a majority in aggregate principal amount of the debt securities of each series affected thereby, on behalf of all such holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the Indenture that cannot be modified or amended without the consent of all holders of the series of debt securities that is affected.

     Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

          (1) cure any ambiguity, omission, defect or inconsistency;

          (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Guarantor or the Issuer under the Indenture;

          (3) provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

          (4) add guarantees with respect to the debt securities;

          (5) secure the debt securities;

          (6) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

          (7) make any change that does not adversely affect the rights of any holder; or

          (8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Issuer at any time may terminate all its obligations under a series of debt securities and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. If the Issuer exercises its legal defeasance option, the Guarantee will terminate with respect to that series.

     The Issuer at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the bankruptcy provisions with respect to the Guarantor and the Guarantee provision described under "Events of Default" above with respect to a series of debt securities ("covenant defeasance").

     The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (3), (4), (with respect only to the Guarantor) or (5) under "Events of Default" above.

     In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     The General Partner and its directors, officers, employees, incorporators and stockholders, as such, shall have no liability for any obligations of the Guarantor or the Issuer under the debt securities, the Indenture or the Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

SUBORDINATION

     Debt securities of a series may be subordinated to Senior Indebtedness (as defined below) to the extent set forth in the Prospectus Supplement relating thereto. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus Supplement relating thereto, to the prior payment of all indebtedness of the Issuer and the Guarantor that is designated as

"Senior Indebtedness" with respect to the series. "Senior Indebtedness" is defined generally to include all notes or other evidences of indebtedness for money borrowed by the Issuer, including guarantees, not expressed to be subordinate or junior in right of payment to any other indebtedness of the Issuer.

     Upon any payment or distribution of assets of the Issuer to creditors or upon a total or partial liquidation or dissolution of the Issuer or in a bankruptcy, receivership or similar proceeding relating to the Issuer or its property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of subordinated debt securities shall be entitled to receive any payment of principal, premium or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that the holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities).

     We may not make any payments of principal, premium or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or the Issuer and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which will include the Bank Indebtedness and any other specified issue of Senior Indebtedness of at least $100 million). During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the subordinated debt securities for a period (the "Payment Blockage Period") commencing on the receipt by the Issuer and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice"). The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and us from the person who have the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of the Senior Indebtedness shall have accelerated the maturity thereof, the Issuer may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry debt securities of a series will be issued in the form of a global security that will be deposited with DTC. This means that we will not issue certificates to each holder. One global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated securities, a global security may not be transferred; except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" with the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the Commission.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

     Debt securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the debt securities) or Bearer Securities

(which will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, certain special limitations and conditions will apply.

     In compliance with United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Securities, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Bearer Securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

     For this purpose, "United States" includes the United States of America and its possessions, and "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Pending the availability of a definitive global security or individual Bearer Securities, as the case may be, debt securities that are issuable as Bearer Securities may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), or Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary global security will be exchangeable for interests in the definitive global security or for the individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership," which is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary global security will be paid to each of Euroclear and CEDEL with respect to that portion of the temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

THE TRUSTEE

     We may appoint a separate Trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term "Trustee" refers to the Trustee appointed with respect to the series of debt securities.

     We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

GOVERNING LAW

     The Indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF COMMON UNITS

THE UNITS

     As of December 31, 2000, we have outstanding 46,524,515 common units, 21,409,870 subordinated units and 16,500,000 convertible special units. The common units, the subordinated units and the convertible special units represent limited partner interests in the Company, which entitle the holders thereof to participate in Company distributions and exercise the rights or privileges available to limited partners under our Partnership Agreement. A summary of the important provisions of our Partnership Agreement and a copy of our Partnership Agreement are included in our reports filed with the Commission.

     The outstanding common units are listed on the New York Stock Exchange under the symbol "EPD." Any additional common units we issue will also be listed on the NYSE.

CASH DISTRIBUTION POLICY

  GENERAL

     We distribute to our partners, on a quarterly basis, all of our available cash. Available cash is defined in the Partnership Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the Company's business, (2) comply with applicable law or any Company debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs) or (3) provide funds for distributions to unitholders and the General Partner in respect of any one or more of the next four quarters.

     Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to the General Partner, and under certain circumstances it determines whether holders of subordinated units receive any distributions. See "-- Quarterly Distributions of Available Cash."

     Operating surplus is defined in the Partnership Agreement and refers generally to (a) the sum of (1) the cash balance of the Company on July 31, 1998, the closing date of our initial public offering of common units (excluding $46.5 million spent from the proceeds of that offering on new projects), (2) all cash receipts of the Company from its operations since July 31, 1998 (excluding certain cash receipts that the General Partner designates as operating surplus), less (b) the sum of (1) all Company operating expenses, (2) debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), (3) maintenance capital expenditures and
(4) reserves established for future Company operations, in each case since July 31, 1998. Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

     To avoid the difficulty of trying to determine whether available cash distributed by the Company is from operating surplus or from capital surplus, all available cash distributed by the Company from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.

     If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $22.00 initial public offering price of the common units, plus any common unit arrearages, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. We do not anticipate that there will be significant distributions from capital surplus.

     The subordinated units are a separate class of interests in the Company, and the rights of holders of such interests to participate in distributions to partners differ from the rights of the holders of common units. For any given quarter, any available cash will be distributed to the General Partner and to the holders of common units, and may also be distributed to the holders of subordinated units depending upon the amount of available cash for the quarter, the amount of common unit arrearages, if any, and other factors discussed below.

     A total of 14,500,000 convertible special units were issued as part of the purchase price of Tejas Natural Gas Liquids LLC. These units do not accrue distributions and are not entitled to cash distributions until their conversion into an equal number of common units between August 1, 2000 and August 1, 2002. On August 1, 2000, 1,000,000 of the convertible special units were converted into an equal number of common units. As an additional part of the purchase price of Tejas Natural Gas Liquids LLC, we agreed to issue up to 6,000,000 more convertible special units to the seller if the volumes of natural gas that we process for Shell Oil Company and its affiliates reach certain agreed upon levels in 2000 and 2001. These additional contingent units would convert into an equal number of common units between August 1, 2002 and August 1, 2003. On August 1, 2000, 3,000,000 of these contingent convertible special units were issued to the seller under our foregoing agreement.

     The incentive distributions represent the right of the General Partner to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the target distribution levels have been achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed in excess of the payments made with respect to the minimum quarterly distribution of $0.45 per unit and common unit arrearages, if any, and the related 2% distribution to the General Partner.

     Subject to certain limitations contained in the Partnership Agreement, the Company has the authority to issue additional common units or other equity securities of the Company for such consideration and on such terms and conditions as are established by the General Partner in its sole discretion and without the approval of the unitholders. It is possible that the Company will fund acquisitions of assets or other capital projects through the issuance of additional common units or other equity securities of the Company. Holders of any additional common units issued by the Company will be entitled to share equally with the then-existing holders of common units in distributions of available cash by the Company. In addition, the issuance of additional common units may dilute the value of the interests of the then-existing holders of common units in the net assets of the Company. The General Partner will be required to make an additional capital contribution to the Company or the Operating Partnership in connection with the issuance of additional common units.

     The discussion in the sections below indicates the percentages of cash distributions required to be made to the General Partner and the holders of common units and the circumstances under which holders of subordinated units are entitled to receive cash distributions and the amounts thereof.

  QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

     The Company will make distributions to its partners with respect to each calendar quarter of the Company prior to its liquidation in an amount equal to 100% of its available cash for such quarter. The Company expects to make distributions of all available cash within approximately 45 days after the end of each quarter to holders of record on the applicable record date. The minimum quarterly distribution and the target distribution levels are also subject to certain other adjustments as described below under "-- Distributions from Capital Surplus" and "-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

     With respect to each quarter during the Subordination Period, to the extent there is sufficient available cash, the holders of common units will have the right to receive the minimum quarterly distribution of $0.45 per unit, plus any common unit arrearages, prior to any distribution of available cash to the holders of subordinated units. Upon expiration of the Subordination Period, all subordinated units will be converted on a one-for-one basis into common units and will participate pro rata with all other common units in future distributions of available cash. Under certain circumstances, up to 50% of the subordinated units may convert into common units prior to the expiration of the Subordination Period. Common units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period, and subordinated units will not accrue any arrearages with respect to distributions for any quarter.

 DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATED PERIOD

     The Subordination Period will generally extend until the first day of any quarter beginning after June 30, 2003 in respect of which (1) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units during such periods, (2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding during such period on a fully diluted basis and the related distribution on the general partner interests in the Company and the Operating Partnership and (3) there are no outstanding common unit arrearages.

     Prior to the end of the Subordination Period, a portion of the subordinated units will convert into common units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) June 30, 2001 with respect to 5,352,468 subordinated units, and (b) June 30, 2002 with respect to 5,352,468 subordinated units in respect of which (1) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units during such periods, (2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of $0.45 per unit on all of the common units and subordinated units that were outstanding during such period on a fully diluted basis and the related distribution on the general partner interests in the Company and the Operating Partnership and (3) there are no outstanding common unit arrearages; provided, however, that the early conversion of the second 5,352,468 subordinated units may not occur until at least one year following the early conversion of the first 5,352,468 subordinated units.

     Upon expiration of the Subordination Period, all remaining subordinated units will convert into common units on a one-for-one basis and will thereafter participate, pro rata, with the other common units in distribution on available cash. In addition, if the General Partner is removed as the general partner of the Company under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of such removal, (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing common unit arrearages will be extinguished and (3) the General Partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests.

     Adjusted operating surplus for any period generally means operating surplus generated during such period, less (a) any net increase in working capital borrowings during such period and (b) any net reduction in cash reserves for operating expenditures during such period not relating to an operating expenditure made during such period, and plus (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for operating expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Operating surplus generated during a period is equal to the difference between (1) the operating surplus determined at the end of such period and (2) the operating surplus determined at the beginning of such period.

     Distributions by the Company of available cash from operating surplus with respect to any quarter during the Subordination Period will be made in the following manner:

          first, 98% to the common unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to $0.45 per unit for such quarter.

          second, 98% to the common unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to any common unit arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

          third, 98% to the subordinated unitholders, pro rata and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to $0.45 per unit; and

          thereafter, in the manner described in "-- Incentive Distributions" below.

     The above references to the 2% of available cash from operating surplus distributed to the General Partner are references to the amount of the percentage interest in distributions from the Company and the Operating Partnership of the General Partner (exclusive of its or any of its affiliates' interests as holders of common units or subordinated units). The General Partner owns a 1% general partner interests in the Company and a 1.0101% general partner interests in the Operating Partnership. With respect to any common unit, the term "common unit arrearages" refers to the amount by which the minimum quarterly distribution of $0.45 per unit in any quarter during the Subordination Period exceeds the distribution of available cash from operating surplus actually made for such quarter on a common unit issued in our initial public offering, cumulative for such quarter and all prior quarters during the Subordination Period. Common unit arrearages will not accrue interest.

 DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

     Distributions by the Company of available cash from the operating surplus with respect to any quarter after the Subordination Period will be made in the following manner:

          first, 98% to all unitholders, pro rata and 2% to the General Partner, until there has been distributed in respect of each unit an amount equal to $0.45; and

          thereafter, in the manner described in "-- Incentive Distributions" below.

 INCENTIVE DISTRIBUTIONS

     For any quarter for which available cash from operating surplus is distributed to the Common and subordinated unitholders in an amount equal to $0.45 per unit on all units and to the common unitholders in an amount equal to any unpaid common unit arrearages, then any additional available cash from operating surplus in respect of such quarter will be distributed among the unitholders and the General Partner in the following manner:

          first, 98% to all unitholders, pro rata, and 2% to the General Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate common unit arrearages) a total of $0.506 for such quarter in respect of each outstanding unit (the "First Target Distribution");

          second, 85% to all unitholders, pro rata, and 15% to the General Partner, until the unitholders have received (in addition to any distribution to common unitholders to eliminate common unit arrearages) a total of $0.617 for such quarter in respect of each outstanding unit (the "Second Target Distribution");

          third, 75% to all unitholders, pro rata, and 25% to the General Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate common unit arrearages) a total of $0.784 for such quarter in respect of each outstanding unit (the "Third Target Distribution"); and

          thereafter, 50% to all unitholders, pro rata, and 50% to the General Partner.

     The distributions to the General Partner set forth above that are in excess of its aggregate 2% general partner interest represent the Incentive Distributions.

 DISTRIBUTIONS FROM CAPITAL SURPLUS

     Distributions by the Company of available cash from capital surplus will be made in the following manner:

          first, 98% to all unitholders, pro rata, and 2% to the General Partner, until the Company has distributed, in respect of each outstanding common unit issued in our initial public offering, available cash from capital surplus in an aggregate amount per common unit equal to the initial unit price of $22.00;

          second, 98% to the holders of common units, pro rata, and 2% to the General Partner, until the Company has distributed, in respect of each outstanding common unit, available cash from capital surplus in an aggregate amount equal to any unpaid common unit arrearages with respect to such common unit; and

          thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

     As a distribution of available cash from capital surplus is made, it is treated as if it were a repayment of the initial unit price of $22.00 per unit. To reflect such repayment, the minimum quarterly distribution of $0.45 per unit and the target distribution levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the unrecovered capital of the common units immediately after giving effect to such repayment and the denominator of which is the unrecovered capital of the common units immediately prior to such repayment. This adjustment to the minimum quarterly distribution may make it more likely that subordinated units will be converted into common units (whether pursuant to the termination of the Subordination Period or to the provisions permitting early conversion of some subordinated units) and may accelerate the dates at which such conversions occur.

     When "payback" of the initial unit price has occurred, i.e., when the unrecovered capital of the common units is zero (and any accrued common unit arrearages have been paid), the minimum quarterly distribution and each of the target distribution levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of available cash from all sources will be treated as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, the General Partner will be entitled thereafter to receive 50% of all distributions of available cash in its capacity as General Partner (in addition to any distributions to which it or its affiliates may be entitled as holders of units).

     Distributions of available cash from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter with respect to which they are distributed.

 ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, the minimum quarterly distribution, the target distribution levels, the unrecovered capital, the number of additional common units issuable during the Subordination Period without a unitholder vote, the number of common units issuable upon conversion of the subordinated units and other amounts calculated on a per unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of common units (whether effected by a distribution payable in common units or otherwise), but not by reason of the issuance of additional common units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

     The minimum quarterly distribution and the target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Company to become taxable as a corporation or otherwise subjects the Company to taxation as an entity for federal, state or local income tax purposes. In such event, the minimum quarterly distribution and the target distribution levels would be reduced to an amount equal to the product of (1) the minimum quarterly distribution and each of the target distribution levels, respectively, multiplied by (2) one minus the sum of (x) the maximum effective federal income tax rate to which the Company is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Company is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Company was not previously subject to state and local income tax, if the Company were to become taxable as an entity for federal income tax purposes and the Company became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

 DISTRIBUTIONS OF CASH UPON LIQUIDATION

     Following the commencement of the dissolution and liquidation of the Company, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss in the manner provided in the Partnership Agreement. The proceeds of such liquidation will first be applied to the payment of creditors of the Company in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the unitholders and the General Partner in accordance with their respective capital account balances as so adjusted.

     Partners are entitled to liquidating distributions in accordance with capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of the Company, to the extent required to permit common unitholders to receive their unrecovered capital plus any unpaid common unit arrearages. Thus, net losses recognized upon liquidation of the Company will be allocated to the holders of the subordinated units to the extent of their capital account balances before any loss is allocated to the holders of the common units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partner and any unitholders and then to the common unitholders until their capital account balances equal their unrecovered capital plus unpaid common unit arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Company to enable the holders of common units to fully recover all of such amounts, even though there may be cash available after such allocation for distribution to the holders of subordinated units.

     If the liquidation of the Company occurs before the end of the Subordination Period, any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

          first, to the General Partner and the holders of units having negative balances in their capital accounts to the extent of and in proportion to such negative balances:

          second, 98% to the holders of common units, pro rata, and 2% to the General Partner, until the capital account for each common unit is equal to the sum of (1) the unrecovered capital in respect of such common unit, (2) the amount of the minimum quarterly distribution for the quarter during which liquidation of the Company occurs and (3) any unpaid common unit arrearages in respect of such common unit;

          third, 98% to the holders of subordinated units, pro rata, and 2% to the General Partner, until the capital account for each common unit is equal to the sum of (1) the unrecovered capital in respect of such common unit, (2) the amount of the minimum quarterly distribution for the quarter during which liquidation of the Company occurs and (3) any unpaid common unit arrearages in respect of such common unit;

          fourth, 98% to all unitholders, pro rata, and 2% to the General Partner, until there has been allocated under this paragraph fourth an amount per unit equal to (a) the sum of the excess of the First Target Distribution per unit over the minimum quarterly distribution per unit for each quarter of the

     Company's existence, less (b) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the General Partner for each quarter of the Company's existence;

          fifth, 85% to all unitholders, pro rata, and 15% to the General Partner, until there has been allocated under this paragraph fifth an amount per unit equal to (a) the sum of the excess of the Second Target Distribution per unit over the First Target Distribution per unit for each quarter of the Company's existence, less (b) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the First Target Distribution per unit that were distributed 85% to the unitholders, pro rata, and 15% to the General Partner for each quarter of the Company's existence;

          sixth, 75% to all unitholders, pro rata, and 25% to the General Partner, until there has been allocated under this paragraph sixth an amount per unit equal to (a) the sum of the excess of the Third Target Distribution per unit over the Second Target Distribution per unit for each quarter of the Company's existence, less (b) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the Second Target Distribution per unit that were distributed 75% to the unitholders, pro rata, and 25% to the General Partner for each quarter of the Company's existence; and

          thereafter, 50% to all unitholders, pro rata, and 50% to the General Partner.

     If the liquidation occurs after the Subordination Period, the distinction between common units and subordinated units will disappear, so that clauses (ii) and (iii) of paragraph second above and all of paragraph third above will no longer be applicable.

     Upon liquidation of the Company, any loss will generally be allocated to the General Partner and the unitholders as follows:

          first, 98% to holders of subordinated units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

          second, 98% to the holders of common units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner, until the capital accounts of the common unitholders have been reduced to zero; and

          thereafter, 100% to the General Partner.

     If the liquidation occurs after the Subordination Period, the distinction between common units and subordinated units will disappear, so that all of paragraph first above will no longer be applicable.

     In addition, interim adjustments to capital accounts will be made at the time the Company issues additional partnership interests in the Company or makes distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the unitholders and the General Partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in the Company, distributions of property by the Company, or upon liquidation of the Company, will be allocated in a manner which results, to the extent possible, in the capital account balances of the General Partner equaling the amount which would have been the General Partner's capital account balances if no prior positive adjustments to the capital accounts had been made.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, LLC is our registrar and transfer agent for the common units. You may contact them at the following address:

        Mellon Investor Services LLC
        Overpeck Center
        85 Challenger Road
        Ridgefield Park, NJ 07760

     All fees charged by the transfer agent for transfers of common units will be borne by us and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the affected holder.

TRANSFER OF COMMON UNITS

     Until a common unit has been transferred on the books of the Company, the Company and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. Any transfers of a common unit will not be recorded by the transfer agent or recognized by the Company unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application (the form of which is set forth on the reverse side of the certificates representing the common units), the transferee of common units (i) becomes the record holder of such common units and shall constitute an assignee until admitted into the Company as a substitute limited partner, (ii) automatically requests admission as a substituted limited partner in the Company, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement,
(v) grants powers of attorney to officers of the General Partner and any liquidator of the Company as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Company in the respect of the transferred common units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the company. Such consent may be withheld in the sole discretion of the General Partner.

     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Company in the respect of transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only (a) the right to assign the common units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Company with respect to the transferred common units. Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions or federal income tax allocations unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application with respect to such common units, and may not receive certain federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of common units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects to or chooses not to execute and forward the transfer application to the transfer agent.

                               TAX CONSIDERATIONS

     This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., special counsel to the General Partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Company and the Operating Partnership.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs)or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the Operating Partnership as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the Operating Partnership will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, counsel has relied on factual representations made by us and the General Partner. The representations made by us and our General Partner upon which counsel has relied are:

          (a) Neither we nor the Operating Partnership will elect to be treated as a corporation; and

          (b) For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the General Partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

     If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of the Company will be treated as partners of the Company for federal income tax purposes. Also:

          (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Company for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Company for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

     Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Common
Units -- Recognition of Gain or Loss."

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the General Partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the General Partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the General Partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the General Partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the General Partner.

     Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the General Partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity", will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

     Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and
"-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.
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     Treatment of Short Sales.  A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder as to those units would be fully taxable; and

     - all of these distributions would appear to be ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

     Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2001 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2001 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury regulations under Section 743 of the Internal Revenue Code require that, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under
Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the General Partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     Although counsel is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in

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

excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the General Partner and its affiliates. Please read "-- Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be
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

required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit
Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Common Units -- Recognition of Gain or Loss."

     The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF COMMON UNITS

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized regulations allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable
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

year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election."

     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

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

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold (currently at the rate of 39.6%) on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names the General Partner as our Tax Matters Partner.

     The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a

1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

              (1) a person that is not a United States person,

              (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

              (3) a tax-exempt entity;

          (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, the General Partner, as our principal organizer, has registered us as a tax shelter with the Secretary of Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     We must supply our tax shelter registration number to unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority," or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." Based on current law and our estimate of our future operations, the General Partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

                              SELLING UNITHOLDERS

     In addition to covering our offering of securities, this Prospectus covers the offering for resale of an unspecified number of common units by selling unitholders. The applicable prospectus supplement will set forth, with respect to each selling unitholder,

          (1) the name of the selling unitholder,

          (2) the nature of any position, office or other materials relationship which the selling unitholder will have had within the prior three years with us or any of our predecessors or affiliates,

          (3) the number of common units owned by the selling unitholders prior to the offering,

          (4) the amount of common units to be offered for the selling unitholder's account, and

          (5) the amount and (if one percent or more) the percentage of the common units to be owned by the selling unitholders after completion of the offering.

                              PLAN OF DISTRIBUTION

     We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

     - the names of any underwriters, dealers or agents;

     - the offering price;

     - underwriting discounts;

     - sales agents' commissions;

     - other forms of underwriter or agent compensation;

     - discounts, concessions or commissions that underwriters may pass on to other dealers;

     - any exchange on which the common units or debt securities are listed.

     We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act of 1933.

     Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a "best efforts" basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

     Any brokers or dealers that participate in the distribution of the common units or debt securities may be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the securities act.

     The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this registration statement will not be greater than 8% of the gross proceeds of such sale. Included in this compensation at 1% of such gross proceeds will be any right of first refusal granted to the underwriters to underwrite any offering of securities under this registration statement, unless such right of first refusal is assigned another value.

     When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

     We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

     Because the NASD views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

DISTRIBUTION BY SELLING UNITHOLDERS

     Distribution of any common units to be offered by one or more of the selling unitholders may be effected from time to time in one or more transactions (which may involve block transactions) (1) on the New York Stock Exchange, (2) in the over-the-counter market, (3) in underwritten transactions;
(4) in transactions otherwise than on the New York Stock Exchange or in the over-the-counter market or (5) in a combination of any of these transactions. The transactions may be effected by the selling unitholders at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling unitholders may offer their shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling unitholders and/or the purchasers of the shares for whom they act as agent. The selling unitholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, or derivatives thereof, and may sell and deliver their common units in connection therewith. In addition, the selling unitholders may from time to time sell their common units in transactions permitted by Rule 144 under the Securities Act.

     As of the date of this prospectus, we have not engaged any underwriter, broker, dealer or agent in connection with the distribution of common units pursuant to this prospectus by the selling unitholders. To the extent required, the number of common units to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling unitholders from the sale of their common units offered hereby will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by us.

     The selling unitholders and any brokers, dealers, agents or underwriters that participate with the selling unitholders in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling unitholders in connection with the registration of the common units being offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling unitholders against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Vinson & Elkins L.L.P., our counsel, will issue an opinion for us about the legality of the common units and debt securities and the material federal income tax considerations regarding the common units. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from Enterprise Products Partners L.P.'s and Enterprise Products Operating L.P.'s respective Annual Reports on Form 10-K for the years ended December 31, 2000 and 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            11,000,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS

                    [ENTERPRISE PRODUCTS PARTNERS L.P. LOGO]

                       ENTERPRISE PRODUCTS PARTNERS L.P.

                          ----------------------------

                             PROSPECTUS SUPPLEMENT
                                            , 2003
                          ----------------------------

                                LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                                 MORGAN STANLEY
                              SALOMON SMITH BARNEY
                                  UBS WARBURG
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                           A.G. EDWARDS & SONS, INC.
                                 RAYMOND JAMES
                              RBC CAPITAL MARKETS
                             SANDERS MORRIS HARRIS

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